                                                                   EXHIBIT 10.13

                       MEDICAL ASSET PURCHASE AGREEMENT
                                 BY AND BETWEEN
                           MONTEFIORE MEDICAL CENTER
                                      AND
                        EVEREST DIALYSIS SERVICES, INC.
                        -------------------------------

     THIS MEDICAL ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of this 17th day of July, 1998, is made by and between Montefiore Medical Center, a not-for-profit corporation duly organized and validly existing under the laws of the State of New York ("Seller"), and Everest Dialysis Services, Inc., a for-profit corporation duly organized and validly existing under the laws of the State of New York ("Buyer").

                                   RECITALS:

     WHEREAS, Seller currently operates chronic outpatient dialysis programs located at (i) 3547 Webster Avenue, Bronx, New York (Dialysis Center I); (ii) 3547 Webster Avenue, Bronx, New York (Dialysis Center II); (iii) 1325 Morris Park Avenue, Bronx, New York; and (iv) 1695 Eastchester Road, Bronx, New York (the "Centers"), that currently provide hemodialysis, peritoneal dialysis, and continuous renal replacement therapies (collectively, the "Business") together with New York Dialysis Management, Inc. a New York corporation ("NYDM") under that certain Agreement To Provide Management Services for Dialysis Facilities, dated March 26, 1990, as amended to date including Amendment No. 3 dated the date hereof ("Management Agreement" and "Amendment No. 3");

     WHEREAS, Seller desires to sell certain of its medical and professional assets directly related to the provision of professional medical services in connection with the Business to Buyer, all as set forth herein;

     WHEREAS, Buyer desires to purchase certain of Seller's medical and professional assets directly related to the provision of professional medical services in connection with the Business all as set forth herein; and

     WHEREAS, simultaneously with the execution of this Agreement, Seller and NYDM are entering into that certain Agreement to Amend and Not-to-Compete ("Agreement to Amend").

     NOW, THEREFORE, in consideration of the premises and covenants as set forth herein, and subject to the representations, warranties, and conditions contained herein, the parties agree as follows:

                                   ARTICLE 1.
                               PURCHASE OF ASSETS
                         AND ASSUMPTION OF LIABILITIES

     SECTION 1.1. Incorporation of Recitals. The recitals set forth above are incorporated herein by reference.

     SECTION 1.2. Sale and Purchase of Medical Assets. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties, and covenants contained herein, on the Closing Date (as defined below), Seller shall sell, convey, assign, transfer, and deliver, or cause to be sold, conveyed, assigned, transferred, and delivered, to Buyer, and Buyer shall purchase and acquire from Seller, the Medical Assets (as defined below), free and clear, except as provided herein, of any title defect, mortgage, assignment, pledge, hypothecation, security interest, title or retention agreement, levy, execution, seizure, attachment, garnishment, deemed trust, lien, easement, option, right or claim of others, or charge or encumbrance of any kind whatsoever, in exchange for the Purchase Price (as defined below). The term "Medical Assets" shall mean generally, except as otherwise provided herein, all of the following described properties and assets used or useful in connection with the Business: (i) patient records and patient files; (ii) pharmaceutical supplies and inventories to the extent not already owned by Buyer, an affiliate of Buyer, or NYDM, and to the extent legally transferable by Seller; (iii) all transferrable certificates and licenses, if any, relating to the provision of professional medical services in New York; and (iv) temporary rights to the Medicare provider numbers for the Centers, pending issuance of new numbers to Buyer. The parties agree that assets may be added and removed from the date hereof until the Closing Date in the normal course of conduct of the Business consistent with the practices of Seller and NYDM as they have jointly conducted the Business in the past ("Normal Course"). Specifically excluded from this Agreement, the Medical Assets, and the purchase obligations herein are any and all assets, whether tangible or intangible, not described above (subject to addition and removal of assets by NYDM in the Normal Course), any tax refunds due to Seller, and any bank accounts.

     SECTION 1.3. Assumption of Liabilities. Buyer shall not assume any of Seller's liabilities.

     SECTION 1.4. Purchase Price. Buyer shall pay to Seller as consideration for its sale of the Medical Assets the sum of six hundred thousand dollars ($600,000) (the "Purchase Price").

     SECTION 1.5. Tax Allocation. The parties agree to allocate the Purchase Price among the Medical Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation set forth on Schedule A, attached hereto and incorporated by reference herein, and shall make all necessary filings (including those required under Internal Revenue Code Section
1060) in accordance with that allocation.

     SECTION 1.6. Closing. The closing of the transactions contemplated by this Agreement shall take place at the offices of Seller at 9:00 a.m. (EST) on the first day of the month following Buyer's receipt of approval (the "NYPHC Approval") from the New York Public Health Council to operate all of the Centers (such closing being called the "Closing" and such date being called the "Closing Date"). At the Closing, Seller shall deliver to Buyer the following:

     (a) Bills of sale and assignments transferring to Buyer all of the Medical Assets, together with certificates or other evidence of title to the Medical Assets, properly endorsed to Buyer; and

     (b) A bring down certificate executed by Seller as to Seller's representations and warranties contained in Article 4 of this Agreement in accordance with Section 7.1 herein; and

     (c) Cancellations and releases of assignments of the real estate leases for the Centers previously delivered to Seller by NYDM; and

     (d)  The deliverables set forth in Article 2 below; and

     (e) Such other items as are set forth elsewhere in this Agreement and as Buyer and its counsel may reasonably request.

     At the Closing, Buyer shall deliver to Seller the following:

     (a) Certificates executed by Buyer certifying to Seller that each of their representations and warranties in this Agreement are accurate in all material respects as of the Closing Date, as if made on the Closing Date; and

     (b)  The deliverables set forth in Article 2 below; and

     (c) Such other items as are set forth elsewhere in this Agreement and as Seller and its counsel shall reasonably request.

     SECTION 1.7. Assignment Contracts. To the extent that the assignment of any contract, lease, agreement, or permit shall require the consent of another person, this Agreement shall not constitute an agreement to assign such contract, lease, agreement, or permit if an attempted assignment of such contract, lease, agreement, or permit would constitute a breach thereof. Seller shall use its reasonable efforts to obtain the consent of any other party to a contract, lease, or agreement, or the issuer of a permit, for the assignment thereof to the Buyer. If any such consent is not obtained, to the extent permitted by applicable law, Seller shall cooperate with Buyer to provide for Buyer the benefits under such contract lease, agreement, or permit, including enforcement for the benefit of Buyer of any and all rights of Seller against such party.

                                  ARTICLE 2.
                               OTHER AGREEMENTS

     SECTION 2.1. Operating Certificates/Administrative Services Agreement. Seller shall surrender its operating certificates to the State of New York's Public Health Council on the Closing Date in accordance with the approval by the Public Health Council to operate all of the Centers.

     SECTION 2.2. Medical Director Services and Administrative Agreement. At the Closing, Buyer and Seller shall enter into and deliver to each other, as of the Closing Date, a Medical Director Services and Administrative Agreement, substantially in form and substance as set forth in Schedule B, attached hereto and incorporated by reference herein.

     SECTION 2.3. Operating Agreement. At the Closing, Buyer and Seller shall enter into and deliver to each other as of the Closing Date, an Operating Agreement, substantially in form and substance as set forth in Schedule C, attached hereto and incorporated by reference herein.

     SECTION 2.4. Abandonment Date. Notwithstanding anything herein to the contrary, if the Closing does not take place by the close of business on the date thirty (30) months from the date of this Agreement (the "Abandonment Date"), either Buyer or Seller shall have the option to terminate this Agreement, in which case this Agreement will terminate as to all parties hereto; provided, however, that in the event the Closing has not occurred and the application for the NYPHC Approval is pending and under consideration on the date thirty (30) months from the date of this Agreement, then the Abandonment Date shall be extended until sixty (60) days after the later of (i) the New York Public Health Council grants the NYPHC Approval or (ii) the New York Public Health Council denies and does not grant the NYPHC Approval and there are no reasonable grounds, in the reasonable judgement of Buyer's special regulatory counsel in New York, upon which to appeal such denial or modify this Agreement and the transactions contemplated hereby in order to obtain such NYPHC Approval; provided further, however, that in the event there are reasonable grounds, in the reasonable judgement of Buyer's special regulatory counsel in New York, to appeal such denial or modify this Agreement and the transactions contemplated hereby in order to obtain such NYPHC Approval, then the Abandonment Date shall be extended until sixty (60) days after the later of (i) the date the NYPHC Approval has been granted, (ii) such appeals have been exhausted, or (iii) the NYPHC Approval is once again denied. Nothing in this section shall be construed as a commitment or covenant to modify this Agreement and the transactions contemplated hereby in order to obtain such NYPHC Approval. The foregoing shall not be construed to terminate or otherwise affect any claims any party may have against any of the others for breach of any obligation arising out of this Agreement, or any other agreement entered into in connection herewith, prior to the Abandonment Date. The parties will seek and use their reasonable efforts to obtain all governmental and regulatory approvals and third-party consents for the consummation of the transactions contemplated by this Agreement, and the parties will cooperate with each other and their respective agents with respect to obtaining such governmental and regulatory approvals and third-party consents.

                                   ARTICLE 3
                        REPRESENTATIONS AND WARRANTIES
                                   OF BUYER


     Buyer represents and warrants to Seller that:

     SECTION 3.1. Organization, Qualification, and Corporate Power of Buyer. Buyer (i) is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York; (ii) has the corporate power and authority to carry on its business as now conducted; and (iii) subject to obtaining the consents referred to in Section 1.6(d) and the NYPHC Approval has all requisite power and authority and licenses, permits, franchises, certificates, authorizations, approvals, consents, and rights to own the property which is the subject of this Agreement, and to be a party to the contracts, leases, and other agreements which are the subject of this Agreement.

     SECTION 3.2. Validity. Buyer has the full legal power and authority to execute, deliver, and perform this Agreement and all other agreements and documents necessary to consummate the contemplated transactions, and all corporate actions of Buyer necessary for such execution, delivery, and performance have been or will have been duly taken by Closing. This Agreement and all agreements related to this transaction have been duly executed and delivered to Buyer and constitute the legal, valid, and binding obligation of Buyer enforceable in accordance with their terms (subject as to enforcement of remedies to equitable principles and to the discretion of courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium, and similar laws affecting the rights of creditors generally). Any other agreement contemplated to be entered into by Buyer in connection with this Agreement and the transactions contemplated hereby, when executed and delivered, will constitute the legal, valid, and binding obligation of Buyer enforceable in accordance with its respective terms (subject as to enforcement of remedies to equitable principles and to the discretion of courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium, and similar laws affecting the rights of creditors generally). The execution and delivery by Buyer of this Agreement and the other agreements contemplated hereby, and the performance of its obligations hereunder and thereunder, will not violate any provision of law, the Articles of Incorporation or Bylaws of Buyer, any order of any court or other agency of the government, or any indenture, agreement, or other instrument to which Buyer, or any of its properties or assets are bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement, or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim, or encumbrance of any nature whatsoever upon any of the properties or assets of Buyer.

     SECTION 3.3. Fees and Commissions. Buyer has not agreed to pay or become liable to pay any broker's, finder's, or originator's fees or commissions by reason of services alleged to have been rendered for, or at the instance of, Buyer in connection with this Agreement and the transactions contemplated hereby.

     SECTION 3.4. Other Approvals. Other than the NYPHC Approval and related filings and landlord consents to the assignment of any leases, there are no consents, approvals, qualifications, orders, or authorizations of, or filings with, any governmental authority, including any court or other third party, required in connection with Buyer's valid execution, delivery, or performance of this Agreement, or the consummation of any transaction contemplated by this Agreement.

     SECTION 3.5. Disclosure. No representation or warranty by Buyer in this Agreement, and no exhibit, schedule, or certificate furnished or to be furnished by Buyer pursuant hereto, (i) contains any untrue statement of a material fact, or (ii) omits to state a fact required to be stated therein or necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not materially misleading.

                                   ARTICLE 4
                        REPRESENTATIONS AND WARRANTIES
                                   OF SELLER

     Seller represents and warrants to Buyer that:

     SECTION 4.1. Organization, Qualification, and Corporate Power of Seller. Seller (i) is a duly organized and validly existing not-for-profit corporation in good standing under the laws of the State of New York; (ii) has the requisite power and authority to carry on its business as now conducted; and (iii) has all requisite power and authority and licenses, permits, franchises, certificates, authorizations, approvals and consents and rights to own the property which is the subject of this Agreement, and to be a party to the contracts, leases, and other agreements which are the subject of this Agreement.

     SECTION 4.2. Validity. Seller has the full legal power and authority to execute, deliver, and perform this Agreement and all other agreements and documents necessary to consummate the contemplated transactions, and all actions of Seller necessary for such execution, delivery, and performance have been or will have been duly taken by Closing. This Agreement and all agreements related to this transaction have been duly executed and delivered by Seller and constitutes the legal, valid, and binding obligation of Seller enforceable in accordance with its terms (subject as to enforcement of remedies to the discretion of courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium, and similar laws affecting the rights of creditors generally). Any other agreement contemplated to be entered into by Seller in connection with this transaction, when executed and delivered, will constitute the legal, valid, and binding obligation of Seller enforceable in accordance with its respective terms (subject as to enforcement of remedies to the discretion of courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium, and similar laws affecting the rights of creditors generally). The execution and delivery by Seller of this Agreement and the other agreements contemplated hereby, and the performance of its obligations hereunder and thereunder, and the sale and delivery of the Medical Assets do not require any action or consent of any party other than Seller pursuant to any contract, agreement, or other undertaking of Seller, or pursuant to any order or decree to which Seller is a party or to which any of its properties or assets are subject, and will not violate any provision of law, the Articles of Incorporation or the Bylaws of Seller, any order of any court or other agency of the government, or any indenture, agreement, or other instrument to which Seller, or any of its properties or assets are bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement, or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim, or encumbrance of any nature whatsoever upon any of the Medical Assets of Seller.

     SECTION 4.3. Title to Properties. Seller has good and marketable title to the Medical Assets and the Medical Assets are free and clear of any title defect, mortgage, assignment, pledge, hypothecation, security interest, title or retention agreement, levy, execution, seizure, attachment, garnishment, deemed trust, lien, easement, option, right or claim of others, or charge or encumbrance of any kind whatsoever, except as otherwise provided herein.

     SECTION 4.4. Condition of Property. THE MEDICAL ASSETS ARE BEING CONVEYED "AS IS," "WHERE IS," AND WITHOUT ANY WARRANTIES, EXPRESS OR IMPLIED.

     SECTION 4.5. Litigation and Investigations. To the best knowledge of Seller, with respect to the Business (except for matters as to which Buyer has received any notice other than from Seller or its agents, for which matters Seller gives no representations) there is no: (i) action, suit, claim, proceeding, or investigation pending or threatened against or affecting Seller or any of Seller's employees, by any private party or any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, or pending, threatened against, or affecting persons or entities who perform professional services under agreement with Seller before any professional self-governance, oversight, or regulatory body; (ii) arbitration proceeding relating to Seller pending under collective bargaining agreements or otherwise; or (iii) governmental or professional inquiry pending or threatened against or directly or indirectly affecting Seller (including without limitation any inquiry as to the qualification of Seller to hold or receive any license or permit). Seller is not in material default with respect to any order, writ, injunction, or decree known to or served upon it of any court or of any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign.

     SECTION 4.6. Approvals. Seller is in compliance in all material respects with all laws, rules, regulations, and orders applicable to its Business and Seller has all necessary permits, licenses, and other authorizations required to conduct the Business as conducted (except for those matters which are the obligations of Buyer under the Principal Management Agreement for which Seller makes no representations). To the best knowledge of Seller, there is no existing law, rule, regulation, or order, or proposed law, rule, regulation, or order, whether federal, state, local, or professional, which would prohibit or restrict Seller from, or otherwise adversely affect Seller in, conducting the Business in any jurisdiction in which it is now conducting the Business. Except as set forth in Schedule D, each Center is independently certified for participation in Medicare and its provider number is set forth on Schedule D, attached hereto and incorporated by reference herein.

     SECTION 4.7. Fees and Commissions. Seller has not agreed to pay or become liable to pay any broker's, finder's, or originator's fees or commissions by reason of services alleged to have been rendered for, or at the instance of, Seller in connection with this Agreement and the transactions contemplated hereby.

     SECTION 4.8. Other Approvals. Other than the NYPHC Approval and related filings, landlord consents to the assignment of any leases, and the consent of AECOM (as defined in Section 7.7), there are no consents, approvals, qualifications, orders, or authorizations of, or filings with, any governmental authority, including any court or other third party, required in connection with Seller's valid execution, delivery, or performance of this Agreement, or the consummation of any transaction contemplated by this Agreement.

     SECTION 4.9. Disclosure. No representation or warranty by Seller in this Agreement, and no exhibit, Schedule, or certificate furnished or to be furnished by Seller pursuant hereto, (i) contains any untrue statement of a material fact or (ii) omits to state a fact required to be stated therein or necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not materially misleading.

                                   ARTICLE 5
                              COVENANTS OF BUYER

     SECTION 5.1. Regulatory Approvals. Buyer shall, as soon as possible after the execution of this Agreement, take all steps necessary for it to obtain all required consents, approvals to the issuance of a certificate of need, if any is required, the approval of the New York State Public Health Council to operate an outpatient dialysis facility, or other necessary regulatory approvals.

     SECTION 5.2. General Cooperation. Buyer covenants to Seller that Buyer shall cooperate in good faith with Seller in addressing other details necessary to consummate the transactions contemplated by this Agreement other than obtaining necessary consents to contracts, which shall be the sole obligation of Seller.

     SECTION 5.3. Non-Contravention. Buyer covenants to Seller that it shall not take any action or omit to take any action, which action or omission would have the effect of materially violating any of the covenants of this Agreement or warranties or representations of Buyer in this Agreement.

                                   ARTICLE 6
                              COVENANTS OF SELLER

     SECTION 6.1. Operation of Business. Seller covenants to Buyer that Seller shall operate and manage the Business until the Closing in the Normal Course and shall maintain the physical condition of the Medical Assets, reasonable wear and tear excepted.

     SECTION 6.2. Liens on Medical Assets. Seller covenants to Buyer that apart from transactions in the Normal Course, Seller shall not sell, assign, or create any right, title, easement, or interest whatsoever in or to the Medical Assets or create, or permit to exist, any lien, encumbrance, option, right, claim, or charge thereon.

     SECTION 6.3. Litigation. Seller covenants to Buyer that they shall advise Buyer promptly upon notification to Seller of any pending or threatened litigation or other legal or regulatory action affecting the Medical Assets or the Business.

     SECTION 6.4. Certificate of Need. Seller covenants to Buyer that Seller shall cooperate from time to time as reasonably requested by Buyer in Buyer's efforts to obtain the issuance of a Certificate of Need, if any is needed, the approval of the New York Public Health Council, and other necessary regulatory approvals for consummation of the transactions contemplated hereby. Subject to the foregoing, Buyer shall have responsibility for obtaining all approvals, permits, licenses, and Certificates of Need, as applicable, necessary for the conduct of the Business following Closing and shall be responsible for its costs in obtaining and maintaining same.

     SECTION 6.5. General Cooperation. Seller covenants to Buyer that Seller shall cooperate in good faith with Buyer in addressing other matters necessary to consummate the transactions contemplated by this Agreement. In addition, Seller shall use its reasonable efforts to obtain any landlord consents to the assignment to Buyer of any rights that Seller has in the real estate leases for the Centers under which NYDM is the tenant as may be required in order to obtain the NYPHC Approval.

     SECTION 6.6. Non-Contravention. Seller covenants to Buyer that it shall not take any action or omit to take any action, which action or omission would have the effect of materially violating any of the covenants of this Agreement or warranties or representations of Seller in this Agreement or interfering with or frustrating the closing of the transaction contemplated hereby.

                                   ARTICLE 7
                    CONDITIONS TO THE OBLIGATIONS OF BUYER

     The obligation of Buyer to purchase and pay for the Medical Assets on the Closing Date, and consummate any other transactions contemplated by this Agreement, is, at its option, subject to the satisfaction, on or before the Closing Date, of the following conditions:

     SECTION 7.1. Representations and Warranties. Subject to the provisions of this Agreement,

     (i) the representations and warranties contained in Article 4 of this Agreement, a breach of which would adversely affect Buyer's receipt of good and marketable title to the Medical Assets, shall be true, complete, and correct on and as of the Closing Date with the same effect as though such representations and warranties have been made by Seller on and as of such date, and Seller shall have certified to such effect to Buyer in writing;

     (ii) All other representations and warranties contained in Article 4 of this Agreement shall be materially true, complete, and correct on and as of the Closing Date with the same effect as though such representations and warranties have been made by Seller on and as of such date (which in the case of Section 4.5 shall mean that no litigation, investigations, inquiries or proceedings are pending which if adversely determined would materially adversely affect Buyer's ability to own or operate the Business or its results of operation or financial condition) and Seller shall have certified to such effect to Buyer in writing.

     SECTION 7.2. Compliance with Covenants. Seller shall have materially performed and complied with all agreements contemplated herein that are required to be performed or complied with by Seller prior to or at the Closing Date.

     SECTION 7.3. Regulatory Approvals. All necessary regulatory approvals for the transactions contemplated by this Agreement, including the approval from the State of New York's Public Health Council for Buyer to operate the Business, shall have been obtained and must be in full force and effect.

     SECTION 7.4. Approvals. Seller shall have obtained all material approvals and consents to be obtained by it necessary to consummate the transactions contemplated hereby.

     SECTION 7.5. Supporting Documents. Buyer and its counsel shall have received copies of the Operating Agreement and the Medical Director Agreement executed by Seller, and all other supporting documents reasonably requested by them, including (i) resolutions of the Executive Committee of Seller's Board of Trustees certified by an Assistant Secretary of Seller authorizing the consummation of the transactions contemplated by this Agreement (unless such resolutions already have been delivered under the Agreement to Amend and have not been rescinded or modified since delivery under the Agreement to Amend) and
(ii) an opinion letter of Seller's in-house counsel, dated as of the Closing, in substance as set forth in Schedule E, attached hereto and incorporated by reference herein.

     SECTION 7.6. Agreement to Amend. Seller shall have executed and delivered all agreements and documents required to be executed and delivered to Buyer (including any undertakings by third parties) under the Agreement to Amend.

     SECTION 7.7. Assignment of AECOM Affiliation Agreement. The consent of Albert Einstein College of Medicine ("AECOM") to the transactions contemplated by this Agreement as evidenced by an amendment and assignment of the Affiliation Agreement dated July 1,1991, by and between AECOM and Seller in form and substance reasonably acceptable to Buyer and Seller shall have been obtained. In the event such consent is not obtained, Buyer may elect nonetheless to purchase and pay for the Medical Assets on the Closing Date, and consummate any other transactions contemplated by this Agreement, in which case Buyer shall not be obligated to pay to Seller the Purchase Price as set forth in Section 1.4.

                                   ARTICLE 8
                    CONDITIONS TO THE OBLIGATIONS OF SELLER

     The obligation of Seller to sell the Medical Assets on the Closing Date, and consummate any other transactions contemplated by this Agreement, is, at its option, subject to the satisfaction, on or before the Closing Date, of the following conditions:

     SECTION 8.1. Representations and Warranties. Subject to the provisions of this Agreement, the representations and warranties contained in Article 3 of this Agreement shall be materially true, complete, and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made by Buyer on and as of such date, and Buyer shall have certified to such effect to Seller in writing.

     SECTION 8.2. Compliance with Covenants. Buyer shall have materially performed and complied with all agreements contemplated herein that are required to be performed or complied with by Buyer prior to or at the Closing Date.

     SECTION 8.3. Regulatory Approvals. All necessary regulatory approvals for the transactions contemplated by this Agreement, including the approval from the State of New York's Public Health Council for Buyer to operate the Business, shall have been obtained and must be in full force and effect.

     SECTION 8.4. Approvals. Buyer shall have obtained all material approvals and consents to be obtained by it necessary to consummate the transactions contemplated hereby.

     SECTION 8.5. Supporting Documents. Seller and its counsel shall have received copies of the Operating Agreement and the Medical Director Agreement executed by Buyer, and all supporting documents reasonably requested by them, including (i) resolutions of the Buyer's Board of Directors certified by an officer of Buyer authorizing the consummation of the transactions contemplated by this Agreement (unless such resolutions already have been delivered under the Agreement to Amend and have not been rescinded or modified since delivery under the Agreement to Amend) and (ii) an opinion letter of Buyer's counsel in substance as set forth in Schedule F, attached hereto and incorporated by reference herein.

                                   ARTICLE 9
                        JOINT COVENANTS OF THE PARTIES

     SECTION 9.1. Confidentiality of Business Information. The parties heretofore have received and hereafter may receive various financial and other information concerning its activities, business, assets, and properties. The parties agree that:

          9.1.1 all such information thus received by the parties shall not at any time, or in any way or manner, be utilized by the parties for its respective advantage or disclosed by the parties to others for any purpose whatsoever; and

          9.1.2 the parties shall take all reasonable measures to assure that no employee or agent under its respective control shall at any time use or disclose any information described in this Section; and

          9.1.3 this Section shall not apply to (i) any such information that was known to the parties prior to its disclosure to the parties in accordance with this Section or was, is, or becomes generally available to the public other than by disclosure by the parties or any of its employees or agents in violation of this Section; or (ii) any disclosure which such party makes to any regulatory agency pursuant to that party's obligations of disclosure to such agency or which is otherwise required by law.

     SECTION 9.2. Confidentiality of this Agreement. The existence and contents of this Agreement and its Schedules and the nature and status of the transactions described herein and therein are confidential. Without the prior written consent of the other party, no party will disclose to any person, other than to its respective trustees, directors, officers, key employees, affiliates, accounting, investment banking, and legal advisers, the existence and contents of this Agreement and its Schedules and the nature and status of the transactions described herein unless, in the opinion of counsel to the party seeking to make the disclosure, such a disclosure is required by applicable laws. The timing and content of any announcements, press releases, or other public statements concerning the transactions contemplated by this Agreement will occur upon, and be determined by, the mutual agreement and consent of the parties, which shall not be unreasonably withheld if, in the opinion of counsel to the party seeking to make the announcement, press release, or other public statement, such a disclosure is required by applicable laws.

     SECTION 9.3. Return of Information. In the event this Agreement is terminated pursuant to Section 11.1, the parties agree that they shall promptly return to the originating party the confidential information of the other.

                                  ARTICLE 10
                                INDEMNIFICATION

     SECTION 10.1 Indemnification and Payment of Damages by Seller. Seller will indemnify and hold harmless Buyer, its officers, employees, agents, directors, representatives, stockholders, controlling persons, and affiliates (collectively, the "Buyer Indemnified Persons") for, and will pay to Buyer Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim, arising, directly or indirectly, from or in connection with:

     (a) any material breach of any representation or warranty made by Seller in this Agreement or any other certificate or document delivered by Seller pursuant to this Agreement;

     (b) any federal, state or local tax or fee incurred, accrued, or assessed in connection with the Medical Assets or the Business with respect to any period prior to the Closing;

     (c) any liability or obligation related to or in connection with the Medical Assets or the Business which are or were incurred with respect to any period prior to the Closing or which relate to the operation of the Business with respect to any period prior to the Closing;

     (d) any claims brought by AECOM due to the failure to obtain the consent of AECOM to the transactions contemplated by this Agreement as contemplated by Section 7.7; or

     (d) any material breach by Seller of any covenant or obligation of Seller in this Agreement.

     The remedies provided in this Section 10.1 will not be exclusive of or limit any other remedies that may be available to Buyer or other Buyer Indemnified Persons.

     SECTION 10.2 Indemnification and Payment of Damages by Buyer. Buyer will indemnify and hold harmless Seller, its officers, employees, agents, trustees, directors, representatives, controlling persons, and affiliates (collectively, the "Seller Indemnified Persons") for, and will pay to Seller Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim, arising, directly or indirectly, from or in connection with:

     (a) any breach of any representation or warranty made by Buyer in this Agreement or any other certificate or document delivered by Buyer pursuant to this Agreement;

     (b) any federal, state or local tax or fee incurred, accrued, or assessed in connection with the Medical Assets or the Business relating thereto as owned or operated by Buyer with respect to any period from and after the Closing;

     (c) any liability or obligation related to or in connection with the Medical Assets or the Business as owned or operated by Buyer, incurred with respect to any period from and after the Closing or which relate to the operation of the Business by Buyer with respect to any period from and after the Closing; or

     (d) any material breach by Buyer of any covenant or obligation of Buyer in this Agreement.

     The remedies provided in this Section 10.2 will not be exclusive of or limit any other remedies that may be available to Seller or other Seller Indemnified Persons.

     SECTION 10.3. Liability and Risk of Loss. Seller shall remain liable for all obligations and liabilities, costs and expenses, fixed or contingent, arising out of the operation or ownership of any of the Medical Assets or the Business and out of the conduct of any business related to the Medical Assets or the Business prior to the Closing, and shall remain liable for all such obligations and liabilities not assumed by Buyer pursuant to this Agreement following the Closing, except to the extent that Buyer is or was responsible for any such liabilities or obligations under the Management Agreement or any successor to the Management Agreement, including the Administrative Services Agreement referenced in Amendment No. 3. All risk of loss of, and related to, the Medical Assets or Business shall remain with Seller through the Closing.

     SECTION 10.4. Procedure for Seller Indemnification - Third Party Claims.

     (a)  Promptly after receipt by a Buyer Indemnified Person under Section
          10.1 of notice of the commencement of any proceeding against it, such Buyer Indemnified Person will, if a claim is to be made against Seller, give notice to Seller of the commencement of such claim, but the failure to notify Seller will not relieve Seller of any liability that he may have to any Buyer Indemnified Person, except to the extent that Seller demonstrates that the defense of such action is prejudiced by Buyer Indemnified Person's failure to give such notice.

     (b) If any proceeding referred to in Section 10.1 is brought against a Buyer Indemnified Person and Buyer Indemnified Person gives notice to Seller of the commencement of such proceeding, Seller will be entitled to participate in such proceeding and, to the extent that he wishes (unless (i) Seller is also a party to such proceeding and Buyer Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) Seller fails to provide reasonable assurance to Buyer Indemnified Person of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel satisfactory to Buyer Indemnified Person and, after notice from Seller to Buyer Indemnified Person of its election to assume the defense of such proceeding, Seller will not, as long as it diligently conducts such defense, be liable to Buyer Indemnified Person under this Section 10.1 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by Buyer Indemnified Person in connection with the defense of such proceeding, other than reasonable costs of investigation. If Seller assumes the defense of a proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by Seller without Buyer Indemnified Person's consent unless (A) there is no finding or admission of any violation of legal requirements or any violation of the rights of any person and no effect on any other claims that may be made against Buyer Indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by Seller; and (iii) Buyer Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent, such consent not to be unreasonably withheld. If notice is given to Seller of the commencement of any proceeding and Seller does not, within ten (10) days after Buyer Indemnified Person's notice is given, give notice to Buyer Indemnified Person of its election to assume the defense of such proceeding, Seller will be bound by any determination made in such proceeding or any compromise or settlement effected by Buyer Indemnified Person which is approved by Seller, such approval not to be unreasonably withheld.

     (c) Notwithstanding the foregoing, if a Buyer Indemnified Person determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, Buyer Indemnified Person may, by notice to Seller, assume the exclusive right to defend, compromise, or settle such proceeding, but Seller will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

     SECTION 10.5. Procedure for Buyer Indemnification - Third Party Claims.

     (a)  Promptly after receipt by a Seller Indemnified Person under Section
          10.2 of notice of the commencement of any proceeding against it, such Seller Indemnified Person will, if a claim is to be made against Buyer, give notice to Buyer of the commencement of such claim, but the failure to notify Buyer will not relieve Buyer of any liability that it may have to any Seller Indemnified Person, except to the extent that Buyer demonstrates that the defense of such action is prejudiced by Seller Indemnified Person's failure to give such notice.

     (b) If any proceeding referred to in Section 10.2 is brought against a Seller Indemnified Person and Seller Indemnified Person gives notice to Buyer of the commencement of such proceeding, Buyer will be entitled to participate in such proceeding and, to the extent that it wishes (unless (i) Buyer is also a party to such proceeding and Seller Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) Buyer fails to provide reasonable assurance to Seller Indemnified Person of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel satisfactory to Seller Indemnified Person and, after notice from Buyer to Seller Indemnified Person of its election to assume the defense of such proceeding, Buyer will not, as long as it diligently conducts such defense, be liable to Seller Indemnified Person under this Section 10.2 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by Seller Indemnified Person in connection with the defense of such proceeding, other than reasonable costs of investigation. If Buyer assumes the defense of a proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by Buyer without Seller Indemnified Person's consent unless (A) there is no finding or admission of any violation of legal requirements or any violation of the rights of any person and no effect on any other claims that may be made against Seller Indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by Buyer; and (iii) Seller Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent, such consent not to be unreasonably withheld. If notice is given to Buyer of the commencement of any proceeding and Buyer does not, within ten (10) days after Seller Indemnified Person's notice is given, give notice to Seller Indemnified Person of its election to assume the defense of such proceeding, Buyer will be bound by any determination made in such proceeding or any compromise or settlement effected by Seller Indemnified Person which is approved by Buyer, such approval not to be unreasonably withheld.

     (c) Notwithstanding the foregoing, if a Seller Indemnified Person determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, Seller Indemnified Person may, by notice to Buyer, assume the exclusive right to defend, compromise, or settle such proceeding, but Buyer will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

     SECTION 10.6. Procedure for Indemnification - Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

     SECTION 10.7. Time Limitations. If the Closing occurs, Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with on or prior to the Closing Date, unless on or before a date two (2) years from the Closing Date, Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with on or prior to the Closing Date, unless on or before a date two
(2) years from the Closing Date, Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller. A claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with on or prior to the Closing Date, may be made at any time.

     SECTION 10.8. Limitations on Amount. If the Closing occurs, Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed or complied with before the Closing Date, until the total amount of all damages under this Agreement and Section 10(g) of the Agreement to Amend exceeds Five Hundred Thousand Dollars ($500,000), and then only up to a maximum of eight million four hundred sixty thousand dollars ($8,460,000) under both this Agreement and the Agreement to Amend when considered in the aggregate.

                                  ARTICLE 11
                                 MISCELLANEOUS

     SECTION 11.1. Termination Events. This Agreement may be terminated after the Consideration Payment Date, as defined in the Agreement to Amend, only in accordance with Section 2.4 of this Agreement or in accordance with Amendment No. 3 or the Administrative Services and Consulting Agreement by and between Seller and NYDM, if that agreement is entered into, and shall continue in full force and effect absent such termination. Termination of this Agreement shall be without prejudice to any other right or remedy of any of the parties hereto. Notwithstanding the above, the parties agree that Sections 9.1, 9.2, and 9.3 shall survive termination for any reason.

     SECTION 11.2. Notice. Whenever notice must be given under the provisions of this Agreement, such notice must be in writing and will be deemed to have been duly given by (a) hand-delivery (with written confirmation of receipt) addressed to the parties at their respective addresses set forth below; or (b) certified mail, return receipt requested, postage prepaid, and addressed to the parties at their respective addresses set forth below; or (c) telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, addressed to the parties at their respective addresses set forth below, and provided further that notice shall be deemed given under this subsection (c) when actually received by the recipient:

          If to Buyer:

          101 North Scoville
          Oak Park, IL 60302
          Attn: Craig Moore
          Fax:  (708) 386-1711

          with a copy to:

          Katten Muchin & Zavis
          525 West Monroe
          Chicago, Illinois  60661-3693
          Attn.: Alan Berry, Esq. and Matthew S. Brown, Esq.
          Fax:  (312) 902-1061

               and

          Hinman, Straub, Pigors & Manning, P.C.
          121 State Street
          Albany, New York 12207-1693
          Attn:  Ray Kolarsey, Esq.
          Fax:   (518) 436-4751

          If to Seller:

          111 East 210th Street
          Bronx, New York 10467
          Attn: Stanley L. Jacobson, Esq.
          Fax: (718) 652-2161

          with a copy to:

          Green, Stewart, Farber & Anderson, P.C.
          2600 Virginia Avenue, N.W.
          Suite 1111
          Washington, D.C.  30037
          Attn:  Philip D. Green, Esquire
          Fax:   (202) 342-8734

     SECTION 11.3. Survival of Provisions. Except as limited by Section 10.7, all warranties, representations, hold harmless, indemnity, and other obligations and restrictions made, undertaken, and agreed to by Seller or Buyer under this Agreement shall survive the Closing.

     SECTION 11.4. Amendment. No modification, waiver, amendment, discharge, or change of this Agreement shall be valid unless in writing and signed by the party against whom enforcement of such modification, waiver, amendment, discharge, or change is sought.

     SECTION 11.5. Assignment. This Agreement shall not be assignable by any party without the prior written consent of the others. Except as noted above, no other person or corporate entity shall acquire or have any rights under or by virtue of this Agreement.

     SECTION 11.6. Severability. If any one or more of the provisions of this Agreement should be ruled wholly or partly invalid or unenforceable by a court or other government body of competent jurisdiction, then: (a) the validity and enforceability of all provisions of this Agreement not ruled to be invalid or unenforceable shall be unaffected; (b) the effect of the ruling shall be limited to the jurisdiction of the court or other government body making the ruling; (c) the provision(s) held wholly or partly invalid or unenforceable shall be deemed amended, and the court or other government body is authorized to reform the provision(s), to the minimum extent necessary to render them valid and enforceable in conformity with the parties' intent as manifested herein and a provision having a similar economic effect shall be substituted; and (d) if the ruling and/or the controlling principle of law or equity leading to the ruling, is subsequently overruled, modified, or amended by legislative, judicial, or administrative action, the provision(s) in question as originally set forth in this Agreement shall be deemed valid and enforceable to the maximum extent permitted by the new controlling principle of law or equity.

     SECTION 11.7. Choice of Law. The interpretation of this Agreement and the rights and obligations of Buyer and Seller hereunder shall be governed by the laws of the State of New York, without regard to choice of law provisions.

     SECTION 11.8. Binding Benefit. The provisions, covenants and agreements herein contained shall inure to the benefit of, and be binding upon, the parties hereto and its respective legal representatives, successors and assigns.

     SECTION 11.9. Headings and Construction. All headings contained in this Agreement are for reference purposes only and are not intended to affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement shall be construed to be of such gender and number as the circumstances require.

     SECTION 11.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which collectively shall constitute one and the same agreement.

     SECTION 11.11. Expenses. Each of the parties shall bear its own expenses in connection with this Agreement.

     SECTION 11.12. Waiver. The waiver by any party of a breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision of this Agreement.

     SECTION 11.13. Construction. This Agreement shall not be construed more strictly against any party hereto by virtue of the fact that the Agreement may have been drafted or prepared by such party or its counsel, it being recognized that all of the parties hereto have contributed substantially and materially to its preparation and that this Agreement has been the subject of and is the product of negotiations between the parties.

     SECTION 11.14 Cumulative Remedies. Any right, power, or remedy provided under this Agreement to any party hereto shall be cumulative and in addition to any other right, power or remedy provided under this Agreement now or hereafter existing at law or in equity, and may be exercised singularly or concurrently.

     SECTION 11.15 Attorney's Fees. In the event that any party breaches this Agreement in any respect, the prevailing party shall be entitled to recover, in addition to any and all other remedies, which shall be cumulative, the reasonable attorney's fees, expenses, and costs which it or she incurs as a result thereof.

     SECTION 11.16. Arbitration. In the event of a dispute between the parties arising from or relating to this Agreement, including, but not limited to, construction, interpretation, implementation, or enforcement of this Agreement or the performance or breach of any provision in this Agreement, the parties shall meet and confer in good faith to resolve such dispute. In the event such efforts do not resolve the dispute within fifteen (15) days from the date the dispute arises, either party may demand arbitration administered and conducted in New York, New York, by the American Arbitration Association, before one (1) arbitrator, under its Commercial Arbitration Rules, such arbitration to be final, conclusive, and binding. Judgment on the award rendered by the arbitrator may be entered by any court having proper jurisdiction. This provision shall survive termination of this Agreement. Notwithstanding the foregoing, any party may seek or assert entitlement to injunctive relief or specific performance in court as an initial matter and shall have no prior obligation to establish in arbitration the entitlement to injunctive relief or specific performance.

     SECTION 11.17. Entire Agreement. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement among the parties with respect to its subject matter.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MONTEFIORE MEDICAL CENTER             EVEREST DIALYSIS SERVICES, INC.


/s/ Donald L. Ashkenase               /s/ Craig W. Moore
------------------------------------  ------------------------------------
Signature                             Signature

Donald L. Ashkenase                   Craig W. Moore
------------------------------------  ------------------------------------
Print Name                            Print Name

Executive Vice President-Corporate    Chief Executive Officer
------------------------------------  ------------------------------------
Office or Title                       Office or Title


          [Signature Page for Medical Asset Purchase Agreement by and between Montefiore Medical Center and Everest Dialysis Services, Inc.]

                         LIST OF SCHEDULES
                         -----------------

     SCHEDULE A          TAX ALLOCATION

     SCHEDULE B          MEDICAL DIRECTOR AGREEMENT

     SCHEDULE C          OPERATING AGREEMENT

     SCHEDULE D          CENTER PROVIDER NUMBERS

     SCHEDULE E          OPINION LETTER OF SELLER'S IN-HOUSE
                            COUNSEL

     SCHEDULE F          OPINION LETTER OF BUYER'S COUNSEL

                                  SCHEDULE A

                                TAX ALLOCATION
                                --------------

     The Purchase Price shall be allocated to the tangible assets, if any, in accordance with their fair market value. The remainder of the Purchase Price shall be allocated to the CON and the patient lists.

                                   SCHEDULE D

                            CENTER PROVIDER NUMBERS
                            -----------------------

     -    Units located on Webster Avenue - 333505
     -    Unit located on Morris Park Avenue - 333508
     - Unit located on Eastchetser Road - no number has been issued, but all filings necessary to obtain a number have been made.

                                                                      Schedule B
                                                                      ----------

             MEDICAL DIRECTOR AND ADMINISTRATIVE SERVICES AGREEMENT
                                 BY AND BETWEEN
                           MONTEFIORE MEDICAL CENTER
                                      AND
                        EVEREST DIALYSIS SERVICES, INC.
                        -------------------------------

     THIS MEDICAL DIRECTOR AND ADMINISTRATIVE SERVICES AGREEMENT (the "Agreement"), dated as of this ____ day of _________, _____ (the "Effective Date"), is made and entered into by and between Montefiore Medical Center, a not-for-profit corporation duly organized and validly existing under the laws of the State of New York ("MMC"), and Everest Dialysis Services, Inc., a corporation duly organized and validly existing under the laws of the State of New York ("Vendor").

     WHEREAS, Vendor owns and/or operates outpatient dialysis clinics at various locations in New York State;

     WHEREAS, Vendor desires to obtain the services of MMC, through nephrologists employed or engaged by MMC or an Affiliate (as defined below) of MMC, to provide certain administrative and medical director services with respect to certain facilities operated by Vendor in the Region (as defined herein);

     WHEREAS, MMC desires to provide such administrative and medical director services to Vendor with respect to certain outpatient dialysis clinics operated by Vendor in the Region (as defined below).

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     SECTION 1. General Duties and Responsibilities. MMC shall provide the medical director and administrative services, as set forth herein, for the Network Clinics (as defined herein) in return for the payment of the fees for such services, all as set forth with more particularity herein.

     SECTION 2. Defined Terms. The following terms shall be defined as herein set forth:

          2.1 Region: The term "Region" shall mean the geographic area within the Borough of the Bronx, New York City and the geographic area within Westchester County, New York, south of Route 287.

          2.2. Network Clinic(s):  The term "Network Clinic(s)" shall mean:


               (a) the outpatient dialysis clinics located at (i) 3547 Webster Avenue, Bronx, New York (Dialysis Clinic I); (ii) 3547 Webster Avenue,

                    Bronx, New York (Dialysis Clinic II); (iii) 1325 Morris Park Avenue, Bronx, New York; and (iv) 1695 Eastchester Avenue, Bronx, New York, including, as to each clinic, any successor location;

               (b) any dialysis facility developed pursuant to Section 2.0 of the Operating Agreement of even date herewith between MMC and Vendor; and

               (c) any other dialysis facility in the Region owned and operated by Vendor, or an Affiliate (as defined below) of Vendor, that now or hereafter, during the term hereof, has a vacancy for the position of medical director and to which such position a physician who meets the qualifications set forth in Section 3 below is recommended and approved pursuant to
                    Section 3 below, unless, (x) such vacancy was created by the departure, death, resignation, retirement or disability of a medical director from that position and such vacancy is able to be filled by a physician with medical staff privileges at that dialysis facility or a member of the departed medical director's group practice or a purchaser of such practice; or (y) the dialysis facility is acquired by Vendor and the previous owner or medical director accepts the appointment of medical director; or (z) Vendor develops a satellite facility of an existing or acquired dialysis facility and the current medical director of the existing or acquired dialysis facility elects to serve as the medical director of such satellite.

          2.3  Affiliate: The term "Affiliate" shall mean a person or entity:
(a) which owns a fifty percent (50%) or more equity interest (or its equivalent) in MMC or Vendor, as the case may be; (b) in which MMC or Vendor, as the case may be, owns a fifty percent (50%) or more equity interest (or its equivalent);
(c) which controls the election of fifty percent (50%) or more of the Directors of the Board of MMC or Vendor, as the case may be; or (d) of which the election of fifty percent (50%) or more of the Board of Directors is controlled by MMC or Vendor, as the case may be.

     SECTION 3. MMC's Duties as Medical Director. MMC hereby agrees that it shall provide the services of one or more physicians to serve as the medical director of each of the Network Clinics (the "Medical Director(s)"), and as Regional Medical Director in accordance with Section 3.5 hereof, which physicians shall be appointed by MMC's President and subject to the approval of Vendor, which approval shall not be unreasonably withheld. Notwithstanding the above, Vendor may appoint a community nephrologist ("Non-MMC Medical Director") to act as medical director of any of the Network Clinics other than the Clinics set forth in Section 2.2(a)(i) to (iii) above, and MMC shall have no obligation to compensate such medical directors. Notwithstanding the above, during such time as the Affiliation Agreement by and between MMC and the Albert Einstein College of Medicine ("AECOM") remains in effect, the Medical Director of the facility commonly referred to as the Baumritter Facility shall be an employee of AECOM, subject to the terms of the Affiliation Agreement to the extent required by AECOM. One person may serve as the Medical Director for more than one of the Network Clinics, except as mutually agreed by MMC and Vendor and subject to applicable laws and regulations. The Medical Director(s) shall have the duties and responsibilities described below. Each of the persons selected to serve as Medical Director shall
(i) be a licensed physician in the State of New York; (ii) be board certified or board eligible in nephrology; and (iii) have a minimum of one (1) year experience of training in the care of patients at ESRD treatment facilities, and meet the requirements of a physician director under the Medicare End-Stage Renal Disease Program regulations (42 C.F.R. (S) 405.2102 et seq.).

          3.1 Specific Duties. The Medical Director(s) shall have the duties and responsibilities relating to services as medical directors assigned to them from time to time by Vendor's board of directors, as required by the Medicare End-Stage Renal Disease Program and those duties and responsibilities required of persons serving in such capacities under all applicable federal, state, and local laws, rules, and regulations. Those duties and responsibilities shall include those required under the Medicare End-Stage Renal Disease Program regulations (42 C.F.R. (S) 405.2161) and, to the extent reasonably requested by Vendor, other duties and responsibilities including, but not limited to, participating with Vendor in:

               (a) Formulating, selecting, and administering the Network Clinics' patient care policies, and day-to-day implementation of these policies;

               (b) Supervising the daily operation and maintenance of dialysis equipment and the procurement of supplies for the Network Clinics;

               (c) Assisting Vendor personnel in development, needs analysis, implementation, and supervision of the Network Clinics' training programs. The Medical Director(s) shall supervise the nursing and social worker staff to determine that each patient has access to appropriate training materials for home dialysis, in addition to appropriate training supplies and equipment;

               (d) Directing Vendor personnel in maintaining the appropriate content and current status of all records relating to the care and treatment of patients in the Network Clinics in accordance with the Network Clinics' policies and applicable laws and regulations;

               (e) Reviewing water analysis results and monthly culture reports, and providing direction for appropriate remedial steps as needed;

               (f) Reviewing federal, state, and local survey reports and, as needed, participating in the development and implementation of an appropriate plan of correction;

               (g) Reviewing all Network Clinics' incident reports and policy and procedure manuals;

               (h) Reviewing applications for physicians seeking privileges at the Network Clinics and making recommendations to Vendor as to which such applications for privileges should be approved;

               (i) Reviewing disciplinary action with regard to any member of the medical staff or patient care personnel;

               (j) Serving as a member of the oversight committee at each of the Network Clinics, as such oversight committees are contemplated by Vendor's operating procedures. For purposes of this Agreement, the members of the oversight committee for a Network Clinic shall consist of the Medical Director, the Director of Nursing, and the Administrator of that Network Clinic;

               (k) Determining that there is adequate monitoring of patients and the provision of dialysis services, including, for self-dialysis patients, assuring periodic assessment of patient performance of dialysis tasks;

               (l) Determining that there is the availability of patient care policy and procedures manuals and their implementation;

               (m) For self-dialysis training and home dialysis training, determining that patient teaching materials are available for the use of all trainees during training and at times other than during the dialysis procedure;

               (n) Using best efforts in cooperation with the Vendor to determine that the Network Clinics comply with all state and federal regulations concerning the medical standards and procedures required of dialysis clinics, including all applicable standards and protocols regarding reuse procedures;

               (o) Assuring that proper medical coverage is provided for all hours of the Network Clinics' operation, including a 24-hour per day, 7 day per week on-call service, and assuring compliance with all other aspects of the medical care policies of the Network Clinics;

               (p) Supervising the establishment, maintenance, review, and implementation of quality assurance and utilization review programs with respect to dialysis procedures and the operation of the Network Clinics;

               (q) Advising and providing recommendations as needed for Network Clinics' renovation and improvement, including recommendations relating to equipment maintenance, repair, and replacement;

               (r) Assisting in the evaluation and coordination of laboratory and other services ancillary to the Network Clinics' operations; and

               (s) Implementing the Network Clinics' clinical policies with respect to the admission of new patients to the Network Clinics.

          3.2 Required Time Commitment. Each Physician approved to serve as Medical Director shall devote his or her best efforts and so much of his or her time and attention to the affairs and activities of the Network Clinics as may reasonably be required to serve as Medical Director(s) of such Network Clinics.

          3.3 Physician License. Each physician shall remain duly licensed and qualified to act as Medical Director (under all applicable state, federal, and local laws, regulations, and rules) of the Network Clinics during his or her tenure as Medical Director of a Network Clinic.

          3.4 Medical Director of the Regional Network. MMC and Vendor shall have joint responsibility for evaluating and overseeing the integrity and quality of Vendor's services in the Network Clinics. Vendor shall also make available to MMC all information necessary as requested from time to time by MMC to monitor compliance with the quality assurance standards set forth in this Agreement, including, but not limited to, mortality and morbidity data with respect to the entire Vendor network in the United States. The parties agree to the following with respect to evaluating and overseeing the integrity and quality of the network:

               (a) The Regional Medical Director for the Network Clinics shall be selected by the president of MMC. The Regional Medical Director shall have the authority to monitor the quality of and performance within the Regional Network. The Regional Medical Director will not have any authority over the medical directors at the Vendor Clinics or over the Vendor Clinics other than through the procedure set forth below, and, except as set forth in this Agreement, neither the Regional Medical Director nor MMC shall be responsible for, nor have any liability for, any matters related to the Regional Network's quality assurance program or utilization review. Notwithstanding anything herein to the contrary, the full-time Medical Directors shall report to the Regional Medical Director and non-full time Medical Directors shall report to the Medical Director for Hemodialysis of Everest Healthcare Corporation ("Everest"), who in turn shall report to the Regional Medical Director.

               (b) MMC and Vendor shall share all available data with respect to utilization and quality assurance within the Regional Network.

               (c) Vendor's utilization review and quality assurance staff (including Vendor's Department of Quality Assurance) shall report to both MMC and Vendor as regards the development and operation of the Regional Network. Vendor's utilization review/quality assurance staff will provide reasonable support services to the Regional

                    Medical Director, as requested from time-to-time by him/her. Utilization Review and Quality Assurance will continue to be conducted/ reviewed at monthly or weekly meetings chaired by the Medical Director of the individual unit. Representatives of Everest may attend such meetings.

               (d) Vendor and MMC shall create, within thirty (30) days after execution of this Agreement, a Regional Vendor/MMC Joint Committee which shall consist of the Administrative Chief of Everest in New York, the Medical Director Hemodialysis of Everest, the Vice President of Dialysis Services of Everest, the Regional Medical Director, and the two Medical Directors of the Baumritter and Webster Dialysis Unites, provided, however, that in the event new units with full-time MMC Medical Directors are constructed, the Regional Medical Director shall select the two full-time MMC Medical Directors who shall be members of the Vendor/MMC Joint Committee.

               (e) The Regional Medical Director for the Regional Network shall have the authority to initiate procedures for enforcing compliance with the quality assurance standards referenced above, including the standards set forth in this Agreement, and any additional standards, protocols, procedures established by the Regional Vendor/MMC Joint Committee (collectively, the "Quality Assurance Standards"). Quality Assurance standards shall be based on ESRD Core Indicator Project of the U.S. Department of Health and Human Services, the National Kidney Foundation DOQI Guidelines ("Dialysis Outcomes Quality Initiatives"), and the Centers for Disease Control guidelines for dialysis units.

               (f) In the event the Regional Medical Director determines any irregularities or other problems with respect to compliance with the Quality Assurance Standards, or any failure by Vendor to comply with such standards, he/she will bring these matters to the attention of the Administrative Chief of Everest in New York. The Regional Medical Director and the Administrative Chief of Everest in New York shall in good faith attempt to resolve and remedy any such deficiencies or irregularities. In the event the deficiencies or irregularities are not resolved to the satisfaction of the Regional Medical Director within ten
                    (10) business days of him/her notifying Vendor's Medical Director of Hemodialysis of such deficiencies or irregularities, then the Regional Medical Director shall have the authority and right to meet with the Vice President of Dialysis Services of Everest, which meeting shall take place within five (5) business days, in order to discuss any outstanding issues. If, after ten (10) additional business days, the deficiency or irregularity has not been remedied to the satisfaction of the Regional Medical

                    Director, then the Regional Medical Director shall meet with the Regional Vendor/MMC Joint Committee, which Committee shall be required to act within ten (10) business days with respect to the matter. Its determination regarding resolution of the deficiency or irregularity shall be final and binding on both Vendor and MMC. If the Regional Vendor/MMC Joint Committee is unable to reach a decision regarding the issue, an independent third party, jointly selected by the parties and paid for by Vendor, will be appointed to resolve the issue. Vendor shall take all steps reasonably necessary to ensure that its personnel are available for meetings and consultation with the Regional Medical Director in order to comply with the provisions of this Section.

     SECTION 4. Obligations of Vendor. Except as specifically delegated by this Agreement to MMC, the Vendor shall retain all management and administrative prerogatives and responsibilities as would normally be assumed by the owner and operator of a medical facility. Without limiting the foregoing, Vendor agrees as follows:

               (a) To operate the Network Clinics as renal dialysis facilities under the Medicare ESRD Program and, if required, as a properly licensed renal facility under state laws and regulations.

               (b) To provide all necessary equipment, personnel, supplies, and services (other than medical services) required for the operation of the Network Clinics including a business manager or administrator under contract or otherwise.

               (c) To establish, modify, and implement through contract or otherwise non-clinical policies and procedures concerning the administration of the Network Clinics including purchasing, personnel staffing, inventory control, equipment maintenance, accounting, legal, data processing, medical record keeping, laboratory, billing, collection, public relations, insurance, cash management, scheduling, and hours of operation.

               (d) To pay, or arrange to pay, all wages, salaries, and other compensation, including social security, unemployment, withholding, and all other taxes and payroll deductions for any and all personnel of the Network Clinics.

               (e) To maintain patient-to-staff ratios at the Network Clinics consistent with national averages for academic medical institutions that have outsourced their dialysis programs to national vendors.

               (f) To consult with the Medical Directors regarding the employment or dismissal of key personnel of the Network Clinics, including the Administrator, Director of Nursing, Social Worker, Dietician, and

                    Chief Technician ("Key Facility Personnel"). Vendor shall provide the Medical Directors the opportunity to interview, prior to employment, any candidate for any Key Facility Personnel position.

               (g) To conduct the Network Clinics' reprocessing of dialyzers in accordance with all applicable Medicare, AAMI, FDA, and other requirements.

               (h) To consult with the Medical Directors regarding the upgrading, acquisition, maintenance, and replacement of all major medical equipment (defined to mean medical equipment with a cost of $5,000 or more) at the Center, including any dialysate delivery system.

               (i) To maintain clean and sanitary conditions in the Network Clinics and comply with all applicable laws, regulations, and OSHA standards.

               (j) To consult with the Medical Directors regarding the expansion of any current Network Clinics and the location of any additional Network Clinics.

               (k) To consult with the Medical Directors regarding the closure of any Network Clinic to new patients based upon the capacity of such clinic to accept additional patients, and the reopening of any closed Network Clinic to new patients.

               (l) To consult with the Medical Directors regarding managed care strategies and opportunities for the Network Clinics.

               (m) To make available to the Medical Director and nephrologists on a monthly basis, without charge, and in a timely manner, a per-patient record of the hemodialysis treatments performed, for the expressed purpose that these are to be used by the physicians for their billing of the monthly capitation payment.

     SECTION 5. Term, Termination, and Replacement of Medical Director.

          5.1 Term and Termination. The term of this Agreement shall commence as of Closing Date of the Medical Asset Purchase Agreement and shall continue for an initial term which shall be ten (10) years from the Consideration Payment Date under the Agreement to Amend and Not-To-Compete between MMC and New York Dialysis Management, Inc. dated July 17, 1998 (the "Initial Term"). This Agreement shall be automatically extended for successive additional five (5) year terms (the "Renewal Terms") until terminated hereunder. Either party may terminate this Agreement effective at the end of the Initial Term or at the end of any Renewal Term by giving the other party at least five (5) years prior written notice to the other.

          5.2 Termination for Breach. In the event of any material breach of this Agreement, the non-breaching party shall notify the breaching party in writing of the specific nature of the breach. If the breaching party does not
(i) cure the breach within thirty (30) days of notice, or (ii) if the breach cannot reasonably be cured within such period, commence best efforts to cure and pursue such efforts to completion, then the non-breaching party shall have the right to terminate this Agreement immediately by providing a second written notice to the breaching party specifying the termination date; provided, however, that in the event either party elects to challenge such termination in a court of competent jurisdiction, then the terminating party shall be required to continue to perform under this Agreement and all other agreements between the parties until conclusion of such challenge, including all applicable appeals. Such termination shall not preclude the non-breaching party from pursuing all remedies available to it in law or at equity. The parties agree that the failure to pay any sums due hereunder shall be considered a material default.

          5.3 Miscellaneous Termination. Notwithstanding anything to the contrary herein contained, in the event performance by either party hereto of any term, covenant, condition, or provision of this Agreement or any of the agreements referred to in the preamble of this Agreement shall (i) jeopardize the licensure of either party, (ii) jeopardize either party's participation in
(a) Medicare, Medicaid, Blue Cross, or other governmental reimbursement or payment programs, or (b) any other state or nationally recognized accrediting organization, (iii) jeopardize MMC's tax exempt status, or (iv) be in violation of any statute, ordinance, or be otherwise deemed illegal, or be deemed unethical by any recognized body, agency, or association in the medical fields, either party shall have the immediate right to initiate the renegotiation of the affected term or terms of this Agreement, upon notice to the other party, to remedy such condition. The parties shall thereafter use their best efforts to negotiate in good faith to restructure this relationship so as to make the same lawful and to the extent possible, to maintain the economic benefits to each party as contemplated hereunder. Should the parties be unable to renegotiate the term or terms so affected so as to bring it/them into compliance with the statute, rule, regulation, principle or interpretation that rendered it/them unlawful or unenforceable within ninety (90) days of the date on which notice of a desired renegotiation is given, then either party shall be entitled, after the expiration of said initial 90-day period, to terminate this Agreement immediately, without penalty.

          5.4 Termination of Other Agreements. This Agreement shall terminate upon the termination of the Operating Agreement between the parties, dated as of the date hereof.

          5.5 Replacement of Medical Director. The following events shall require replacement of a Medical Director by MMC upon receipt of written notice from Vendor:

               (a)  death or disability of the Medical Director;

               (b) fraud, embezzlement or misappropriation by the Medical Director;

               (c) the Medical Director's failure, neglect of, or refusal to comply with the terms of this Agreement, the Vendor's policies and procedures for the Network Clinics, or to perform his or her duties as a Medical Director of a Network Clinic;

               (d) revocation or suspension of the Medical Director's license to practice medicine in the State of New York;

               (e) the Medical Director being found guilty of unethical professional conduct by the medical licensing board of the State of New York; or

               (f) the Medical Director being excluded or suspended from participation in the Medicare or Medicaid Programs.

          5.6 MMC Requirements to Replace Medical Director. MMC shall promptly appoint a physician in accordance with Section 3 to replace any Medical Director removed from serving as Medical Director pursuant to Section 5.5. In the event
(i) MMC fails to replace the Medical Director as necessary; or (ii) cannot cure the event causing the need for a replacement, this Agreement may be terminated by Vendor upon written notice to MMC provided MMC shall be given a reasonable time to cure such event so long as a suitable Medical Director is appointed during such period.

     SECTION 6. Compensation.

          6.1 Administrative Fees. In consideration of the services to be performed by MMC pursuant to this Agreement, Vendor agrees to pay MMC an administrative fee equal to [ ]* per year, payable in equal monthly installments of [ ]*, payable in arrears on or before the twentieth (20th) day of each month. In the event this Agreement does not commence on the first day of the month, the administrative fee from the first day services are to be performed hereunder until the last day of that month shall be paid on or before the twentieth (20th) day of the following month and the amount to be paid shall be determined as follows: [ ]* divided by the total number of days in the month in which the Agreement commences multiplied by the number of calendar days from the first day services are to be provided until the end of that month. The administrative fees set forth herein shall be in consideration for services to be performed by MMC and the physicians provided by MMC and AECOM only, and not for the services of any other physician or entity under any existing or future arrangement at the Network Clinics. MMC agrees that it shall be responsible for paying the AECOM Medical Director fees which are currently payable in connection with in that certain Affiliation Agreement by and between MMC and AECOM, whether or not the Affiliation Agreement is assigned to Vendor.

          6.2 Additional Administrative Fees. Vendor shall pay MMC an additional administrative fee, which shall be equal to [ ]* per year, for each new Network Clinic established in the Region.

          6.3 Annual Adjustments. All administrative fees payable hereunder shall be adjusted annually, effective as of the anniversary of the execution of this Agreement to the extent consistent with the fair market value of the services provided herein, to give effect to increases

---------------
*    Subject to confidential treatment application.

in the cost of living determined by reference to the Consumer Price Index, All Items, CPI-U (1982-1984 = 100) (the "Index") (and if such Index is discontinued, then any successor index of the Bureau of Labor Statistics or successor agency thereto shall be used) as follows:

               (a) Each year, the Index for the month in which the anniversary of the date of execution of this Agreement shall occur (the "Current Index") less the Index for the month in which this Agreement was executed (the "Base Index"), shall be divided by the Base Index;

               (b) The administrative fees payable as set forth in Sections 6.1 and 6.2 shall be multiplied by the number resulting from the calculation described in Section 6.3(a) above;

               (c) The result of the calculations of Sections 6.3(a) and 6.3(b) shall be the administrative fees payable for the following year; and

               (d) The foregoing calculation shall be made as soon as the Current Index is published and the resulting adjustment shall be made retroactive to the anniversary date to which such Current Index relates. In no event shall the Administrative Fees be (i) reduced as a result of such adjustment or (ii) increased by more than five percent (5%) from the prior year.

     SECTION 7. Quality Assurance Protocols.

          7.1 Compliance. Vendor agrees that it shall take all steps necessary and use its reasonable efforts to ensure that the Network Clinics and all other facilities owned, managed, or operated by Vendor within the Region are at all times operated in full compliance with (i) the standards established and promulgated by the United States Department of Health and Human Services for Conditions for Coverage of Suppliers and End-Stage Renal Disease Services, currently set forth at 42 C.F.R Ch. IV, Subpart U as such standards may be amended from time to time, (ii) the standards established for the ESRD Network, as set forth in the aforementioned regulations, applicable to the geographic area in which the Network Clinics are located, as such standards may be amended from time to time, and (iii) the Vendor Network Clinic's Clinical Procedures, as defined below, copies of which have been made available to MMC. Clinical policies and procedures for the Network Clinics shall be developed by Vendor within a reasonable period of time after the Effective Date and will be modified and approved by Vendor subject to MMC's approval ("Network Clinic's Clinical Procedures") which approval of MMC shall not be unreasonably withheld if such procedures are in compliance with applicable laws, rules, and regulations. Vendor shall have the authority to amend or modify the Network Clinic's Clinical Procedures after consultation with the Medical Directors; provided, however, that such amendments or modifications shall be made based upon Vendor's reasonable determination that they are necessary for patient safety, compliance with established Vendor's quality assurance procedures, or compliance with applicable laws, rules, or regulations. All such amendments or changes shall be in accordance with renal treatment standards prevalent in the local area in which the particular Network Clinic is located. Failure to comply with the aforementioned standards shall be deemed a material breach by Vendor of this Agreement.

          7.2 MMC Right to Monitor. Vendor shall make available to MMC or its Affiliates and the Medical Directors all reasonably available information requested from time to time by MMC to monitor compliance with the quality assurance standards, including, but not limited to, mortality and morbidity data, with respect to the Network Clinics to the extent permitted by law and provided such discovery will not jeopardize or destroy any privilege rights that would otherwise attach to such information. Vendor will make data with respect to its other facilities available in accordance with applicable laws and other Vendor policies and procedures. Such data shall be treated and identified by the parties as confidential and privileged peer review information and the parties shall take all steps reasonably necessary to preserve the protected status thereof. Vendor shall consult with MMC with respect to all quality assurance matters affecting the Network Clinics, including, but not limited to, equipment selection.

     SECTION 8. Noncompetition and Confidentiality.

          8.1 Noncompete. The covenant not to compete as set forth in Section 3(a) of the Agreement to Amend and Not-To-Compete between MMC and New York Dialysis Management, Inc. dated July 17, 1998, is incorporated herein by reference, and shall apply for the benefit of Vendor during the Initial Term and, if renewed, each Renewal Term, or until earlier terminated in accordance with Section 8.3 below.

          8.2 Prior Activities. The parties agree that in the event that MMC either acquires, or is acquired by, another corporation, person, or other entity (whether by merger, sale of assets, change of membership interest, sale of stock, or otherwise) that has been engaged in any of the activities otherwise prohibited by this Section for a period of at least one hundred eighty (180) days prior to the date such acquisition is consummated (the "Prior Activities"), provided that the Prior Activities are not all or a substantial portion of the business activities of such corporation, person or other entity, then Section
8.1 shall not apply to such Prior Activities so long as the surviving corporation, person or other entity to such acquisition does not materially increase the services included in such Prior Activities during the Restricted Period.

          8.3 Termination of Noncompetition. Notwithstanding anything to the contrary contained herein, the covenant not to compete contained in Section 8.1 shall lapse and be of no further force or effect at the effective time of the termination of this Agreement if this Agreement is terminated by MMC pursuant to Sections 5.2 or 5.3 hereof, or at the effective time of the termination of the Operating Agreement if the Operating Agreement is terminated (i) by either MMC or Vendor pursuant to Sections 5.2 or 5.4 of the Operating Agreement or (ii) by MMC pursuant to Sections 5.3 or 5.7 of the Operating Agreement. Except as provided in this Section 8.3, Section 8.1 shall survive termination of this Agreement in accordance with its terms.

          8.4 Severability of Noncompetition Provision. If a court of competent jurisdiction should declare the covenants contained in Section 8.1 unenforceable because of any unreasonable restriction of duration and/or geographical area, then the parties hereby acknowledge and agree that such court shall have the express authority to reform the covenant to provide for reasonable restrictions and/or grant Vendor such other relief at law or in equity reasonably necessary to protect the interests of Vendor.

          8.5 MMC Confidentiality Requirement. Neither MMC, its Affiliates, or its employees or agents will make any use for its/his own benefit, or for the benefit of any person, firm, corporation, or other entity, other than Vendor, or disclose to any person, firm, corporation, or other entity other than Vendor, any Confidential Information (as defined below) pertaining to Vendor or the Network Clinics to the extent acquired by it from Vendor at any time during the term hereof and not generally known within the trade or as a matter of public knowledge. For purposes of this Agreement, the term "Confidential Information" shall include the terms of this Agreement, tax returns, financial statements, loan documentation, investment information, cost and expense data, trade secrets, marketing and patient data, employment agreements and policies, employee benefits, contracts with patients and suppliers, manuals, policies and procedures, contracts with independent contractors, business plans and strategies and third party payer contracts. This Section shall not apply to disclosures required by law, generally accepted accounting principles (GAAP), or litigation, development by MMC of protocols, treatment plans, devices and procedures based solely on patient data obtained by MMC in the performance of its obligations under this Agreement and other agreements contemporaneously entered into with Vendor, all of which shall be the sole property of MMC.

          8.6 Vendor Confidentiality Requirement. Vendor agrees that during the term of this Agreement and for a period of five (5) years thereafter, neither Vendor, its Affiliates, its employees or agents will make any use for its/his own benefit, or for the benefit of any person, firm, corporation or other entity, other than MMC, or disclose to any person, firm, corporation or other entity other than MMC, any Confidential Information pertaining to MMC, to the extent acquired by it/him at any time during the term hereof and not generally known within the trade or as a matter of public knowledge. This Section shall not apply to disclosures required by law, generally accepted accounting principles (GAAP), or litigation, development by Vendor of protocols, treatment plans, devices and procedures based solely on patient data obtained by Vendor in the performance of its obligations under this Agreement and other agreements contemporaneously entered into with MMC, all of which shall be the sole property of Vendor.

     SECTION 9. Insurance and Indemnification.

          9.1 Vendor Insurance. Vendor shall purchase and maintain malpractice and liability insurance of not less than one million dollars ($1,000,000) per occurrence and three million dollars ($3,000,000) per year in the aggregate to insure against acts done by Vendor within the course and scope of the performance of its duties under this Agreement. MMC shall be an additional insured on all such policies. Vendor shall notify MMC in the event that Vendor becomes aware of any adverse change in (i) the amount of insurance coverage or
(ii) any policy terms, or in the event of cancellation of such policies.

          9.2 MMC Insurance. MMC represents that it maintains malpractice and liability insurance, whether self-insured or purchased through an insurance carrier, of not less than one million dollars ($1,000,000) per occurrence and three million dollars ($3,000,000) per year in the aggregate to insure against MMC's acts, respectively, done within the course and scope of the performance of their respective duties under this Agreement. Vendor shall be an additional insured on all such policies. MMC shall notify Vendor in the event that it becomes aware of an adverse change in (i) the amount of insurance coverage or
(ii) any policy terms, or in the event of cancellation of such policies.

          9.3 Increase in Insurance. The parties each agree that they shall consult with each other from time to time regarding the appropriate amounts of coverage that should be maintained by entities which provide services similar to MMC and Vendor hereunder, and the parties agree that they shall increase the amount of their respective insurance coverages if the parties mutually determine that sound or prudent business practices warrant such an increase.

          9.4 Indemnification by MMC. MMC shall indemnify, defend and hold Vendor and its officers, directors, shareholders, agents, employees, representatives, successors and assigns, harmless from and against any act of MMC (whether based in contract, tort, product liability, strict liability or otherwise), including taxes, and all expenses (including interest, penalties, and reasonable attorneys' fees and disbursements) incurred by any of the above-referenced persons, resulting from or in connection with any one or more of the following:

               (a) Any performance or non-performance of MMC or a Medical Director under this Agreement;

               (b) Any misrepresentation, breach, or failure to perform any covenant or agreement made or undertaken by MMC in this Agreement; or

               (c) Any action, suit, proceeding, or claim incident to any of the foregoing.

Notwithstanding the foregoing, MMC shall not indemnify or hold Vendor harmless for any intentional or negligent act of Vendor (or any agent, employee or contracted party of Vendor other than MMC).

          9.5 Indemnification by Vendor. Vendor shall indemnify, defend and hold MMC and its officers, trustees, directors, shareholders, agents, employees, representatives, successors and assigns, harmless from and against any act of Vendor (whether based on contract, tort, product liability, strict liability or otherwise), including taxes, and all expenses (including interest, penalties and reasonable attorneys' fees and disbursements) incurred by any of the above-referenced persons, resulting from or in connection with any one or more of the following:

               (a) Any performance or non-performance of Vendor under this Agreement;

               (b) Any misrepresentation, breach, or failure to perform any covenant or agreement made or undertaken by Vendor in this Agreement; or

               (c) Any action, suit, proceeding, or claim incident to any of the foregoing.

Notwithstanding the foregoing, Vendor shall not indemnify or hold MMC harmless for any intentional or negligent act of MMC (or any agent, employee or contracted party of MMC).

          9.6 Notice of Claims. If any claim is made against a party hereto that, if sustained, would give rise to a right of indemnification under this
Section 9, the party having the
claim made against it ("Indemnitee") shall give the other party ("Indemnitor") notice thereof (specifying the nature and amount of the claim and giving Indemnitor the right to contest the claim) within as soon as possible after becoming aware of such claim ("Notice of Claim").

          9.7 Right to Contest. Indemnitee shall afford Indemnitor the opportunity, at Indemnitor's own expense, to assume the defense or settlement of any such claim, with its own counsel. In connection therewith, the Indemnitee shall cooperate fully to make available all pertinent information under its control and shall have the right to join in the defense, at its own expense, with its own counsel. If Indemnitor does not elect to undertake the defense of a claim on the terms provided below, Indemnitee shall be entitled to undertake the defense or settlement of the claim at the expense of and for the account and risk of Indemnitor. Indemnitor shall have the right to assume the entire defense of a claim hereunder provided that: (a) Indemnitor gives written notice of such desire (the "Notice of Defense") to Indemnitee as soon as possible after Indemnitor's receipt of the Notice of Claim; (b) Indemnitor's defense of such claim shall be without cost to Indemnitee or prejudice to Indemnitee's rights under this Section 9; (c) counsel chosen by Indemnitor to defend such claim shall be reasonably acceptable to Indemnitee; (d) Indemnitor shall bear all costs and expenses in connection with the defense and settlement of such claim;
(e) Indemnitee shall have the right to receive periodic reports from Indemnitor and Indemnitor's counsel; and (f) Indemnitor will not, without Indemnitee's written consent, settle or compromise any claim or consent to any entry of judgment unless the settlement or compromise or entry of judgment (i) includes an unconditional release of Indemnitee by claimant or plaintiff of all liability with respect to the claim subject to indemnification hereunder and (ii) does not include any admission of wrongdoing by Indemnitee.

          9.8 Payment of Indemnity. If the parties hereto agree or if a court of competent jurisdiction determines that any claims may give rise to a right to indemnification, the amount for which Indemnitee is to be indemnified shall be paid by the Indemnitor by delivery of a certified check or cashier's check within thirty (30) days after the date such determination is made.

          9.9 Additional Remedies. The rights of indemnification contained in this Section 9 shall be in addition to any other rights or remedies which any party may have at law or equity.

     SECTION 10. Access to Records. MMC and Vendor agree that if it is ultimately determined that this Agreement is a subcontract for services, the value of which is $10,000 or more during a twelve-month period, within the meaning of Section 952 of the Omnibus Reconciliation Act of 1980 (Pub. L. 96-
499), and 42 C.F.R. Part 420, then MMC and Vendor, until the expiration of four
(4) years after the furnishing of services pursuant to this Agreement, shall make available, and MMC and Vendor shall cause their physicians or other personnel to make available, upon written request, to the Secretary of Health and Human Services or, upon written request, to the Comptroller General, or any of their duly authorized representatives, the Agreement, and the books, documents and records of MMC and Vendor that are necessary to evaluate the nature and extent of such costs. If either MMC or Vendor carries out any of the duties of this Agreement through a subcontract, with a value or cost of $10,000 or more over a twelve-month period, with a related organization, such subcontract shall contain a clause to the effect that until the expiration of four (4) years after the furnishing of such services pursuant to such subcontract, the related organization shall make available, upon written request, to the Secretary of Health and Human Services or, upon written request, to the Comptroller General, or any of their duly authorized representatives, the subcontract, and books, documents and records of such organization that are necessary to verify the nature and extent of such costs.

     SECTION 11. Amendments. No modification, waiver, amendment, discharge, or change of this Agreement shall be valid unless in writing and signed by the parties against whom enforcement of such modification, waiver, amendment, discharge, or change is subject.

     SECTION 12. Waiver. The waiver by any party of a breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of subsequent breach of such provision or any other provision of this Agreement.

     SECTION 13. Notices. Whenever notice must be given under the provisions of this Agreement, such notice must be in writing and will be deemed to have been duly given by (a) hand-delivery (with written confirmation of receipt) addressed to the parties at their respective addresses set forth below; or (b) certified mail, return receipt requested, postage prepaid, and addressed to the parties at their respective addresses set forth below; or (c) telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, addressed to the parties at their respective addresses set forth below, and provided further that notice shall be deemed given under this subsection (c) when actually received by the recipient:

          If to Vendor:

          101 North Scoville
          Oak Park, IL 60302
          Attn: Craig W. Moore
          Fax:  (708) 386-1711

          with a copy to:

          Katten Muchin & Zavis
          525 West Monroe Street, Suite 1600
          Chicago, Illinois 60661
          Attention:  Alan Berry, Esq. and Matthew Brown, Esq.
          Fax: (312)902-1061

          If to MMC:

          111 East 210th Street
          Bronx, New York 10467
          Attn: Stanley L. Jacobson, Esquire
          Fax:  718-652-2161
          with a copy to:

          Green, Stewart, Farber & Anderson, P.C.
          Suite 1111
          2600 Virginia Avenue, N.W.
          Washington, D.C. 20037
          Attn: Philip D. Green, Esquire
          Fax:  202-342-8734

     SECTION 14. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which collectively shall constitute one and the same agreement.

     SECTION 15. Governing Law and Venue. This Agreement shall be construed in accordance with the laws of the State of New York, without taking into account any choice of law provisions. Any action brought by either party pursuant to this Agreement shall be brought only in the courts located in the State of New York and shall be proper only in such courts, and each party hereto consents to the jurisdiction of the courts located in the State of New York.

     SECTION 16. Section Titles. The titles of the sections have been inserted as a matter of convenience and reference only and shall not control or affect the meaning or construction of this Agreement.

     SECTION 17. Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned or delegated by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however, that either party may assign or delegate its duties under this Agreement or all or part of this Agreement to an Affiliate of such party or another corporation or entity that is owned or controlled by, owns or controls, or is under common ownership and control with, the assigning entity; provided, further, however, that in the event either party assigns or delegates this Agreement pursuant to this sentence, the assigning party shall remain jointly and severally liable for all of the duties and obligations assigned hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

     SECTION 18. Expenses. Each party hereto will pay its own legal, accounting, and other fees and expenses incident to the transactions contemplated hereby, whether or not such transactions shall be consummated. Each party will be responsible for its own costs relative to the negotiations of such agreements and the preparation of any schedules or ancillary documents and agreements applicable to such party and required by this Agreement.

     SECTION 19. Brokerage. Each party hereto will indemnify and hold the others harmless against and in respect of any claim for brokerage or other commissions relative to this Agreement or to the transactions contemplated hereby, based in any way on agreements, arrangements, or understandings made or claimed to have been made by such party with any third party.

     SECTION 20. Parties in Interest. All representations, covenants, and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

     SECTION 21. Cumulative Remedies. Any right, power, or remedy provided under this Agreement to any party hereto shall be cumulative and in addition to any other right, power, or remedy provided under this Agreement now or hereafter existing at law or in equity, and may be exercised singularly or concurrently.

     SECTION 22. Third Parties. Except as specifically provided herein, this Agreement does not and is not intended to create any rights in any person or entity which is not a party to this Agreement.

     SECTION 23. Representations. The parties represent and warrant to each other that the execution of this Agreement and performance of their respective duties under this Agreement will not violate as of the date hereof: (i) any law, statute, regulation, or rule, including without limitation, requirements relating to conflicts of interest or fiduciary duty owed by the party making the representation to a third party; or (ii) any agreement, judgment, court order, or similar restriction to which the party making the representation may be a party or by which any such person is or may be bound.

     SECTION 24. Independent Contractor. The relationship between Vendor and MMC is, and shall remain, one of independent contractors. Nothing in this Agreement shall be deemed to constitute the parties hereto as partners, joint venturers, or acting as other than independent contractors. Nothing in this Agreement shall be deemed to constitute any party as the agent of the other parties, nor shall any party have the right to bind any other party or make any promises or representations on behalf of any other party. In this regard, the parties further agree that Vendor shall not be responsible for the payment or withholding of payroll and related taxes or benefits for MMC and the Medical Directors resulting from services rendered hereunder, and MMC will indemnify Vendor for any claims for payment made by a Medical Director directly against Vendor.

     SECTION 25. Entire Agreement. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement among the parties with respect to its subject matter.

     INTENDING TO BE LEGALLY BOUND, the parties hereto have duly executed this Agreement to be effective as of the day and year first written above.


MONTEFIORE MEDICAL CENTER                        EVEREST DIALYSIS SERVICES, INC.


-------------------------                        -------------------------------
Signature                                        Signature


-------------------------                        -------------------------------
Print Name                                       Print Name


-------------------------                        -------------------------------
Title                                            Title


         [Signature Page for Medical Director Agreement by and between Montefiore Medical Center and Everest Dialysis Services, Inc.]

                                                                      Schedule C
                                                                      ----------


                              OPERATING AGREEMENT
                                BY AND BETWEEN
                           MONTEFIORE MEDICAL CENTER
                                      AND
                        EVEREST DIALYSIS SERVICES, INC.
                        -------------------------------


     THIS OPERATING AGREEMENT (the "Agreement"), dated as of this ____ day of ___________, _____, (the "Effective Date"), by and between Montefiore Medical Center, a non-profit corporation duly organized and validly existing under the laws of the State of New York ("MMC"), and Everest Dialysis Services, Inc., a corporation duly organized and validly existing under the laws of the State of New York ("Vendor").

     WHEREAS, Vendor and MMC are parties to (i) that certain Medical Asset Purchase Agreement; and (ii) that certain Medical Director and Administrative Services Agreement;

     WHEREAS, MMC and Vendor desire to agree to certain other terms and conditions applicable to the transactions between MMC and Vendor and their continuing operations in the Region, as defined herein;

     NOW, THEREFORE, in consideration of the promises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     SECTION 1. Definitions. The following terms shall be defined as follows:

          1.1 Region. The term "Region" shall mean the geographic area within the Borough of the Bronx, New York City, and the geographic area within Westchester County, New York, south of Route 287.

          1.2 Network Clinics. The term "Network Clinics" shall mean:

               (a) the chronic dialysis facilities currently located at: (i) 3547 Webster Avenue, Bronx, New York (Dialysis Clinic I);
                    (ii) 3547 Webster Avenue, Bronx, New York (Dialysis Clinic
                    II); (iii) 1325 Morris Park Avenue, Bronx, New York; and
                    (iv) 1695 Eastchester Road, Bronx, New York;

               (b) any facility developed pursuant to Section 2 of this Agreement;

               (c) any other dialysis facility in the Region owned and operated by Vendor, or an Affiliate of Vendor (as defined below), that now or hereafter, during the term hereof, has a vacancy for the position of medical director and to which such position a physician who meets the qualifications set forth in Section 3 of that certain

                    Medical Director and Administrative Services Agreement and is recommended and approved pursuant to Section 3 of the Medical Director and Administrative Services Agreement; unless, (x) such vacancy was created by the departure, death, resignation, retirement, or disability of a medical director from that position and such vacancy is able to be filled by a physician with medical staff privileges at that dialysis facility or a member of the departed medical director's group practice or a purchaser of such practice; or (y) the dialysis facility is acquired by Vendor and the previous owner or medical director accepts the appointment of medical director; or (z) Vendor develops a satellite facility of an existing or acquired dialysis facility and the current medical director of the existing or acquired dialysis facility elects to serve as the medical director of such satellite.

          1.3 Affiliate. The term "Affiliate" shall mean a person or entity: (i) which owns a fifty percent (50%) or more equity interest (or its equivalent) in MMC or Vendor, as the case may be; (ii) in which MMC or Vendor, as the case may be, owns a fifty percent (50%) or more equity interest (or its equivalent);
(iii) which controls the election of fifty percent (50%) or more of the Directors of the Board of MMC or Vendor, as the case may be; or (iv) of which the election of fifty percent (50%) or more of the Board of Directors is controlled by MMC or Vendor, as the case may be.

     SECTION 2. Development of Dialysis Facilities and Noncompete. Vendor, at its expense, shall operate the Network Clinics described in Sections 1.2(a) and 1.2(b) during the term of this Agreement. Vendor, at its expense, subject to receipt of all necessary approvals from the New York State Health Department and New York Public Health Council, hereby commits to acquire, develop, and thereafter operate two (2) Medicare certified dialysis facilities, with a minimum of twenty (20) dialysis stations per facility, in the Region within four
(4) years of the Effective Date. In addition, Vendor hereby commits to open one
(1) Medicare certified dialysis facility in each of the three (3) years following the calendar year during which utilization at the facilities acquired pursuant to this section is at eighty percent (80%) of capacity assuming six (6) patient shifts per station per week; provided, however, that Vendor's obligation to open a facility pursuant to this sentence shall cease upon the receipt by Vendor of a notice of termination pursuant to Section 5.2 or 5.7 hereof or if Vendor terminates due to MMC's breach. Vendor shall use its best efforts to obtain all such necessary approvals. For so long as this Agreement is in effect, neither Vendor nor any Affiliate of Vendor shall provide, or own or control any person or entity that provides, directly or indirectly, any vascular surgery services within the Region. Vendor shall take all actions necessary to cause its Affiliates to agree to and be bound by the restriction imposed by the prior sentence. MMC and Vendor or its affiliates, as part of a managed care dialysis program, shall negotiate in good faith and enter into an agreement whereby MMC shall cause vascular surgeons employed by MMC to provide certain vascular surgery services at the Network Clinics. MMC agrees to use its reasonable efforts to cause its non-employed, affiliated vascular surgeons to enter into agreements with Vendor to provide certain vascular surgery services at the Network Clinics.

     SECTION 3. Managed Care Contracts. This Section sets forth the parties' agreements concerning managed care contracts. As used in this Section the term "Managed Care Contract" means any payment arrangement other than a fee-for-service payment arrangement based on charges or discounts from charges. For purposes of this Section 3, references to MMC shall be limited to MMC, and shall not include or otherwise bind MMC IPA, Inc. or MMC North IPA No. 1., Inc. However, MMC will use all reasonable efforts to persuade MMC IPA, Inc. and MMC North IPA No. 1, Inc. to adhere to the commitments made by MMC (where appropriate) in this Section 3.

          3.1 Inpatient/Outpatient Services. For all of Vendor's managed care arrangements and contracts with self-insured employers within the Region, MMC shall be Vendor's exclusive site for all hospital-related inpatient and outpatient dialysis services and products (i.e., medical services that are not normally provided at Vendor's outpatient dialysis clinics as of the date of this Agreement). In this regard, MMC will be Vendor's exclusive site for inpatient care, vascular surgery (including, but not limited to, vascular access surgery), transplants, etc., for all of Vendor's managed care contracts or for renewals of Vendor's existing contracts within the Region. To the extent that Vendor's contracts with insurance carriers, managed care companies, third-party administrators, or self-insured employees, MMC reserves the right to approve all such contracts which obligate MMC to provide services. A formula will be agreed upon as part of the contract as to how prices will be set by MMC and Vendor for such managed care products.

          3.2 Managed Care Strategies. It is understood and agreed that MMC and Vendor will, to the maximum extent possible, attempt to coordinate their managed care strategies. However, it is agreed that Vendor will have the authority to market its outpatient clinics to third-party payors and others without MMC's prior permission; that Vendor must have secured MMC's prior written permission before Vendor markets any of MMC's inpatient or outpatient hospital services; and that MMC, without Vendor's prior permission, can market a full range of inpatient and outpatient dialysis services, including services to be provided at Vendor's outpatient dialysis clinics, provided that (i) Vendor approves the terms and conditions of agreements which require Vendor to provide services at Vendor outpatient dialysis centers and (ii) Vendor is paid at a level commensurate with the best favored price Vendor offers to any third-party in the Region, but in no event more than the average price paid to other dialysis companies similar to Vendor for similar services in the Region. If the parties cannot agree on this average price, an independent third party shall be retained to make the determination.

     Notwithstanding the foregoing, it is specifically agreed that MMC's and Vendor's representatives, at least once a month, will meet to confer regarding potential targets for managed care contracts, and for purposes of coordinating the parties' respective managed care strategies. As and when Vendor identifies specific targets for managed care contracts, Vendor agrees that it will provide MMC with written notice identifying that target, and will provide details to MMC concerning the contractual negotiations and fee schedules being discussed with the target company. It is further agreed that once MMC receives this written notice, for a period of thirty (30) days, Vendor and MMC will work collaboratively to develop an inpatient and outpatient dialysis-related managed care product which can be presented to the targeted company. If the parties are unable to develop this product, or the product is developed but the targeted company is not interested, Vendor will be free to contract with that company for outpatient dialysis services only. In the event that MMC identifies specific targets for a stand alone dialysis product for managed care companies, MMC agrees that it will provide Vendor with written notice identifying that target, and will provide details to Vendor concerning the contractual negotiations and fee schedules being discussed with that target company. It is further agreed that once Vendor receives its written notice, for a period of thirty (30) days, MMC and Vendor will work collaboratively to develop a dialysis related managed care product which can be presented to the targeted company. If the parties are unable to develop this product, or the product is developed but the targeted company is not interested in such a product, then, subject to the non-competition restrictions which are referenced in Section 2.2 of the Asset Purchase Agreement and Section 8.1 of the Medical Director Agreement, MMC will be free to contract with that company for the stand alone dialysis product.

          3.3 Existing Managed Care Contracts. MMC acknowledges that Vendor has submitted, or will submit, an application to the New York State Department of Health seeking approval to become the established operator of the network clinics listed in section 1.2(a) of this Agreement. MMC agrees to cooperate with Vendor to jointly develop a transition plan designed to permit Vendor -- by the date upon which Vendor becomes the operator of such clinics -- to have contractual arrangements in place with all payors with which MMC currently contracts to provide outpatient dialysis services, either through assignment of existing contracts, subcontracts with Vendor, or other arrangements.

     SECTION 4. Outpatient Dialysis and Related Services.

          4.1 Services.

               (a) Subject to Section 3, for all contracts that MMC enters into pursuant to which MMC, or an Affiliate, will arrange for the provision of dialysis services ("Contracts"), subject to customary terms and conditions, Vendor agrees, if requested by MMC, to provide all the outpatient dialysis treatments to persons entitled to receive such dialysis services in the Region pursuant to the Contracts in the Region. Vendor also agrees, if requested by MMC, to provide all outpatient dialysis-related services (subject to customary terms and conditions) related to the provision of the outpatient dialysis treatments, including, but not limited to, routine laboratory services (e.g., blood cultures), non-routine laboratory services and prescription drugs related to dialysis services (e.g., epogen and Calcijex), bone densitometry and nerve conduction tests, EKGs and Doppler flow studies and other necessary supplies required by the Contracts, if and to the extent such services are typically provided by Vendor, at a payment level for such services that is commensurate with the average price Vendor then-currently is receiving from all third-party payors in the Region.

               (b) Vendor also agrees, subject to customary terms and conditions reasonably acceptable to Vendor for such services, including its charges for such services (which shall be commensurate with average Vendor prices in the Region), to enter into good faith negotiations with third party payers with which MMC has managed care arrangements to provide such services.

          4.2 Non-Discrimination; Quality of Care. Vendor shall be responsible for and agrees to provide the outpatient dialysis and related services in accordance with generally accepted prevailing medical and professional practices and standards. Vendor agrees to provide the outpatient dialysis and related services to persons covered under the Contracts without regard to race, religion, sex, color, disability, national origin, economic status (except in accordance with uniformly applied policies and procedures reasonably approved by
MMC) or health status.

          4.3 Payment. MMC shall be solely responsible for payment of all such fees to Vendor pursuant to Section 4.1. MMC shall pay Vendor no later than forty-five (45) days from the date Vendor submits its claim for services. Vendor agrees that in no event, including but not limited to nonpayment by MMC of amounts due Vendor under this Agreement, insolvency of MMC under any Contract or any breach of this Agreement by MMC, shall Vendor or its assignees or subcontractor have any recourse against any beneficiary under a Contract. The requirements of this clause shall survive any termination of this Agreement for services rendered prior to such termination, regardless of the cause of such termination.

          4.4 Contracts. MMC shall provide Vendor on a timely basis all pertinent information on any new or amended Contracts pursuant to which Vendor is providing services. MMC shall provide Vendor with a list of all patients under the Contracts pursuant to which Vendor is providing services who are eligible to receive the services.

     SECTION 5. Term and Termination.

          5.1 Term. The term of this Agreement shall commence as of the Closing Date of the Medical Asset Purchase Agreement and shall continue for an initial term which shall be ten (10) years from the Consideration Payment Date under the Agreement to Amend and Not-To-Compete between MMC and New York Dialysis Management, Inc., dated July 17, 1998 (the "Initial Term"). This Agreement shall be automatically extended for successive additional five (5) year terms (the "Renewal Terms") until terminated hereunder.

          5.2 Termination at End of Initial Term or Renewal Term. Either party may terminate this Agreement effective at the end of the Initial Term or at the end of any Renewal Term by giving the other party at least five (5) years prior written notice.

          5.3 Termination for Breach. In the event of any material breach of any provision of this Agreement, the non-breaching party shall notify the breaching party in writing of the specific nature of the breach. If the breaching party does not (i) cure the breach within thirty (30) days of notice, or (ii) if the breach cannot reasonably be cured within such period, commence best efforts to cure and pursue with all diligence such efforts to completion, then the non-breaching party shall have the right to terminate this Agreement immediately by providing a second written notice to the breaching party specifying the termination date; provided, however, that in the event either party elects to challenge such termination in a court of competent jurisdiction, then the terminating party shall be required to continue to perform under this Agreement and all other agreements between the parties until the conclusion of such challenge, including all applicable appeals. Such termination shall not preclude the non-breaching party from pursuing all remedies available to it in law or at equity. The parties agree that the failure to pay any sums due hereunder shall be considered a material breach.

          5.4 Miscellaneous. Notwithstanding anything to the contrary herein contained, in the event performance by either party hereto of any term, covenant, condition, or provision of this Agreement or any of the agreements referred to in the preamble of this Agreement shall (i) jeopardize the licensure of either party, (ii) jeopardize either party's participation in (a) Medicare, Medicaid, Blue Cross, or other governmental reimbursement or payment programs, or (b) any other state or nationally recognized accrediting organization, (iii) jeopardize MMC's tax exempt status or the exempt status of any MMC financing, or
(iv) be in violation of any statute, ordinance, or be otherwise deemed illegal, or be deemed unethical by any recognized body, agency, or association in the medical fields, either party shall have the immediate right to initiate the renegotiation of the affected term or terms of this Agreement, upon notice to the other party, to remedy such condition. The parties shall thereafter use their best efforts to negotiate in good faith to restructure this relationship so as to make the same lawful and to the extent possible, to maintain the economic benefits to each party as contemplated hereunder. Should the parties be unable to renegotiate the term or terms so affected so as to bring it/them into compliance with the statute, rule, regulation, principle or interpretation that rendered it/them unlawful or unenforceable within ninety (90) days of the date on which notice of a desired renegotiation is given, then either party shall be entitled, after the expiration of said initial 90-day period, to terminate this Agreement immediately, without penalty.

          5.5 Termination of Other Agreements. This Agreement shall terminate upon the termination of that certain Medical Director and Administrative Services Agreement between the parties, dated as of the date hereof.

          5.6 Effect of Termination on Managed Care Commitment.

               5.6.1 If MMC terminates this Agreement either without cause in accordance with Section 5.2 or with cause pursuant to Sections 5.3 or 5.4, or if this Agreement is terminated pursuant to Section 5.5 because MMC terminates the Medical Director and Administrative Services Agreement, Vendor shall nonetheless remain bound by the managed care commitment set forth in Section 3 of this Agreement until such time as MMC engages in any activity which would be prohibited by the noncompetition provisions referenced in Section 8.1 of the Medical Director and Administrative Services Agreement and/or Section 3 of that certain Agreement to Amend And Not-to-Compete by and between MMC and New York Dialysis Management, Inc. assuming such non-competition provisions were in effect.

               5.6.2 If Vendor terminates the Agreement without cause (pursuant to Section 5.2) or if this Agreement is terminated pursuant to Section 5.5 because Vendor terminates the Medical Director and Administrative Services Agreement without cause, Vendor shall nonetheless remain bound by the managed care commitment set forth in Section 3 of this Agreement until such time as MMC engages in any activity which would be prohibited by the non-competition provisions referenced in Section 8.1 of the Medical Director and Administrative Services Agreement and/or Section 2.2 of the Asset Purchase Agreement assuming such non-competition provisions were in effect. If Vendor terminates this Agreement with cause pursuant to Sections 5.3 or 5.4, or if this Agreement is terminated pursuant to Section 5.5 because Vendor terminates the Medical Director and Administrative Services Agreement with cause, Vendor shall not be bound thereafter by the managed care commitment set forth in Section 3.

          5.7 [   ]**

     SECTION 6. Non-Solicitation.

          6.1 Vendor Non-Solicitation. Vendor covenants and agrees that at all times during the term of this Agreement, Vendor will not directly or indirectly, as principal, agent, owner, partner, stockholder, officer, director, employee, independent contractor, or consultant, or in any representative capacity for it or on behalf of any business, firm, corporation, partnership, association, or proprietorship, solicit, or directly or indirectly cause others to solicit, the employment of any officer, agent, or employee of MMC or its Affiliates for the purpose of causing said officer, agent, or employee to terminate his/her employment with MMC or its Affiliates; provided, however, that nothing herein shall be construed to prohibit Vendor from engaging any person whose employment with MMC or its Affiliates was terminated by MMC or its Affiliates, so long as such person does not provide any services within the Region without the prior consent of MMC.

          6.2 MMC Non-Solicitation. MMC covenants and agrees that at all times during the term of this Agreement, MMC will not directly or indirectly, as principal, agent, owner, partner, stockholder, officer, director, employee, independent contractor, or consultant, or in any representative capacity for it or on behalf of any business, firm, corporation, partnership, association, or proprietorship, solicit, or directly or indirectly cause others to solicit, the employment of any officer, agent, or employee of Vendor or its Affiliates for the purpose of causing said officer, agent, or employee to terminate his/her employment with Vendor or its Affiliates; provided, however, that nothing herein shall be construed to prohibit MMC from engaging any person whose employment with Vendor or its Affiliates was terminated by Vendor or its Affiliates, so long as such person does not provide any services within the Region without the prior consent of Vendor.

     SECTION 7. Insurance and Indemnification.

          7.1 Vendor Insurance. Vendor shall purchase and maintain malpractice and liability insurance of not less than one million dollars ($1,000,000) per occurrence and three million dollars ($3,000,000) per year in the aggregate to insure against acts done by Vendor within the course and scope of the performance of its duties under this Agreement. MMC shall be an additional named insured on all such policies. Vendor shall notify MMC in the event that Vendor becomes aware of an adverse change in (i) the amount of insurance coverage or
(ii) any policy terms, or in the event of cancellation of the policy.

          7.2 MMC Insurance. MMC represents that it maintains malpractice and liability insurance, whether self-insured or purchased through an insurance carrier, of not less than three million dollars ($3,000,000) per occurrence and five million dollars ($5,000,000) per year in the aggregate to insure against MMC's acts done within the course and scope of the performance of its duties under this Agreement. Vendor shall be an additional named insured on all such policies. MMC shall notify Vendor in the event that MMC becomes aware of an


---------------
**   Subject to confidential treatment application.

adverse change in (i) the amount of insurance coverage, (ii) the value of the assets set aside for such coverage, or (iii) any policy terms, or in the event of cancellation of the policy.

          7.3 Increase in Insurance. The parties each agree that they shall consult with each other from time to time regarding the appropriate amounts of coverage that should be maintained by entities which provide services similar to MMC and Vendor hereunder, and the parties agree that they shall increase the amount of their respective insurance coverages if the parties reasonably determine that sound or prudent business practices warrant such an increase.

          7.4 Indemnification by MMC. MMC, shall indemnify, defend and hold Vendor and its officers, directors, shareholders, agents, employees, representatives, successors and assigns, harmless from and against any act of MMC (whether based in contract, tort, product liability, strict liability or otherwise), including taxes, and all expenses (including interest, penalties, and reasonable attorneys' fees and disbursements) incurred by any of the above-referenced persons, resulting from or in connection with any one or more of the following:

          (a) Any misrepresentation, breach, or failure to perform any covenant or agreement made or undertaken by MMC in this Agreement; or

          (b) Any action, suit, proceeding, or claim incident to any of the foregoing.

Notwithstanding the foregoing, MMC shall not indemnify or hold Vendor harmless for any intentional or negligent act of Vendor (or any agent, employee or contracted party of Vendor).

          7.5 Indemnification by Vendor. Vendor shall indemnify, defend and hold MMC and its officers, directors, shareholders, agents, employees, representatives, successors and assigns, harmless from and against any act of Vendor (whether based on contract, tort, product liability, strict liability or otherwise), including taxes, and all expenses (including interest, penalties and reasonable attorneys' fees and disbursements) incurred by any of the above-referenced persons, resulting from or in connection with any one or more of the following:

          (a) Any misrepresentation, breach, or failure to perform any covenant or agreement made or undertaken by Vendor in this Agreement; or

          (b) Any action, suit, proceeding, or claim incident to any of the foregoing.

Notwithstanding the foregoing, Vendor shall not indemnify or hold MMC harmless for any intentional or negligent act of MMC (or any agent, employee or contracted party of MMC).

          7.6 Notice of Claims. If any claim is made against a party hereto that, if sustained, would give rise to a right of indemnification under this
Section 7, the party having the claim made against it ("Indemnitee") shall give the other party ("Indemnitor") notice thereof (specifying the nature and amount of the claim and giving Indemnitor the right to contest the claim) within fifteen (15) days of becoming aware of such claim ("Notice of Claim").

          7.7 Right to Contest. Indemnitee shall afford Indemnitor the opportunity, at Indemnitor's own expense, to assume the defense or settlement of any such claim, with its own counsel. In connection therewith, the Indemnitee shall cooperate fully to make available all pertinent information under its control and shall have the right to join in the defense, at its own expense, with its own counsel. If Indemnitor does not elect to undertake the defense of a claim on the terms provided below, Indemnitee shall be entitled to undertake the defense or settlement of the claim at the expense of and for the account and risk of Indemnitor.

          Indemnitor shall have the right to assume the entire defense of a claim hereunder provided that: (a) Indemnitor gives written notice of such desire (the "Notice of Defense") to Indemnitee within fifteen (15) days after Indemnitor's receipt of the Notice of Claim; (b) Indemnitor's defense of such claim shall be without cost to Indemnitee or prejudice to Indemnitee's rights under this Section 7; (c) counsel chosen by Indemnitor to defend such claim shall be reasonably acceptable to Indemnitee; (d) Indemnitor shall bear all costs and expenses in connection with the defense and settlement of such claim;
(e) Indemnitee shall have the right to receive periodic reports from Indemnitor and Indemnitor's counsel; and (f) Indemnitor will not, without Indemnitee's written consent, settle or compromise any claim or consent to any entry of judgment unless the settlement or compromise or entry of judgment (i) includes an unconditional release of Indemnitee by claimant or plaintiff of all liability with respect to the claim subject to indemnification hereunder and (ii) does not include any admission of wrongdoing by Indemnitee.

     SECTION 8. Nonreferral. Nothing in this Agreement, nor in any other agreement entered into by the parties, is intended or shall be construed as payment for any referral of any patient to any entity, and no party shall be required to refer or cause the referral of any patient under this or any other agreement between the practice.

     SECTION 9. Marketing; Use of Name; Public Announcements. MMC and Vendor acknowledge that they may engage in marketing efforts regarding current and prospective services offered at the Network Clinics. Any and all such marketing, advertising, or promotional materials, and any materials that bear or use the name (or associated marks symbols) of either MMC or Vendor (or any Affiliates or subdivisions thereof), shall be subject to the prior written approval of Vendor and MMC, as applicable. The parties agree to promptly review all such materials and either approve or disapprove of such materials within ten (10) business days. Except as otherwise required by law, MMC and Vendor shall jointly prepare and issue all announcements to the public and/or press releases relating to this Agreement, any of the other agreements entered into by the parties and referenced herein, or the Network Clinics. Except as may be required by law, there shall be no public or press releases unless the contents of such releases are first approved by both Vendor and MMC.

     SECTION 10. Miscellaneous.

          10.1 Amendment. No modification, waiver, amendment, discharge, or change of this Agreement shall be valid unless in writing and signed by the parties against whom enforcement of such modification, waiver, amendment, discharge, or change is subject.

          10.2 Waiver. The waiver by any party of a breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of subsequent breach of such provision or any other provision of this Agreement. This Agreement may not be amended or modified without the written consent of the parties hereto.

          10.3 Notices. Whenever notice must be given under the provisions of this Agreement, such notice must be in writing and will be deemed to have been duly given by (a) hand-delivery (with written confirmation of receipt) addressed to the parties at their respective addresses set forth below; or (b) certified mail, return receipt requested, postage prepaid, and addressed to the parties at their respective addresses set forth below; or (c) telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, addressed to the parties at their respective addresses set forth below, and provided further that notice shall be deemed given under this subsection (c) when actually received by the recipient:

          If to Vendor:

          101 North Scoville
          Oak Park, IL 60302
          Attn:  Craig W. Moore
          Fax:  708-386-1711

          with a copy to:

          Katten Muchin & Zavis
          525 W. Monroe Street, Suite 1600
          Chicago, Illinois 60616
          Attention:  Alan Berry, Esq. and Matthew Brown, Esq.
          Fax:  312-902-1061

          If to MMC:

          111 East 210th Street
          Bronx, New York 10467
          Attn:  Stanley L. Jacobson, Esquire
          Fax:  718-652-2161

          with a copy to:

          Green, Stewart, Farber & Anderson, P.C.
          Suite 1111
          2600 Virginia Avenue, N.W.
          Washington, D.C.  20037
          Attn:  Philip D. Green, Esquire
          Fax:  202-342-8734

          10.4 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which collectively shall constitute one and the same agreement.

          10.5 Governing Law and Venue. This Agreement shall be construed in accordance with the laws of the State of New York without taking into account any choice of law provisions. Any action brought by either party under this Agreement shall be brought only in the courts located in the State of New York and shall be proper only in such courts, and each party hereto consents to the jurisdiction of the courts located in the State of New York.

          10.6 Section Titles. The titles of the sections have been inserted as a matter of convenience and reference only and shall not control or affect the meaning or construction of this Agreement.

          10.7 Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned or delegated by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however, that either party may assign or delegate its duties under this Agreement or all or part of this Agreement to an affiliate of the party or another corporation or entity that is owned or controlled by, owns or controls, or is under common ownership and control with, the assigning entity; provided, further, however, that in the event either party assigns or delegates this Agreement pursuant to this sentence, the assigning party shall remain jointly and severally liable for all of the duties and obligations assigned hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

          10.8 Expenses. Each party hereto will pay its own legal, accounting and other fees and expenses incident to the transactions contemplated hereby, whether or not such transactions shall be consummated. Each party will be responsible for its own costs relative to the negotiations of such agreements and the preparation of any schedules or ancillary documents and agreements applicable to such party and required by this Agreement.

          10.9 Survival of Agreements. All covenants agreements, representations, and warranties made herein or in any other agreement, certificate, or instrument delivered to any party pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement.

          10.10 Brokerage. Each party hereto will indemnify and hold the other harmless against and in respect of any claim for brokerage or other commissions relative to this Agreement or to the transactions contemplated hereby, based in any way on agreements, arrangements, or understandings made or claimed to have been made by such party with any third party.

          10.11 Parties in Interest. All representations, covenants, and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

          10.12 Cumulative Remedies. Any right, power, or remedy provided under this Agreement to any party hereto shall be cumulative and in addition to any other right, power, or remedy provided under this Agreement now or hereafter existing at law or in equity, and may be exercised singularly or concurrently.

          10.13 Third Parties. Except as specifically provided herein, this Agreement does not and is not intended to create any rights in any person or entity which is not a party to this Agreement.

          10.14 Representations. The parties represent and warrant to each other that the execution of this Agreement and performance of their respective duties under this Agreement will not violate as of the date hereof: (i) any law, statute, regulation, or rule, including without limitation, requirements relating to conflicts of interest or fiduciary duty owed by the party making the representation to a third party; or (ii) any agreement, judgment, court order, or similar restriction to which the party making the representation may be a party or by which any such person is or may be bound.

          10.15 Further Assurances. The parties hereby agree that they shall negotiate in good faith and execute any other documents or agreements which are reasonably required in order to effectuate the transactions contemplated by this agreement and the other agreements referenced in the preamble of this Agreement, and to effectuate the intent of the parties pursuant to such agreements.

          10.16 Entire Agreement. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement among the parties with respect to its subject matter.

     INTENDING TO BE LEGALLY BOUND, the parties hereto have duly executed this Agreement to be effective as of the day and year first written above.


MONTEFIORE MEDICAL CENTER           EVEREST DIALYSIS SERVICES, INC.

--------------------------------    --------------------------------
Signature                           Signature

--------------------------------    --------------------------------
Print Name                          Print Name

--------------------------------    --------------------------------
Title                               Title

             [Signature Page for Operating Agreement by and between Montefiore Medical Center and Everest Dialysis Services, Inc.]

                                                                      Schedule E
                                                                      ----------


            Proposed Language for Second Closing MMC Legal Opinion
            ------------------------------------------------------


     Define Transaction Documents as (i) Operating Agreement and (ii) Medical Director Agreement.

     1. The Company is a not-for-profit corporation duly organized, existing and in good standing under the laws of the State of New York.

     2. The Company has all requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents.

     3. The Transaction Documents have been duly executed and delivered by the Company.

     Please also add a confirmation that, to your knowledge, there are no actions or proceedings against the Company pending or overtly threatened in writing, before any court, governmental agency or arbitrator with respect to the Business, the Programs or the transactions contemplated under the Transaction Documents.

                                                                      Schedule F
                                                                      ----------


          Proposed Language for Second Closing Everest Legal Opinion
          ----------------------------------------------------------


     Define Transaction Documents as (i) Operating Agreement and (ii) Medical Director Agreement.

     1. The Company is a for-profit corporation duly organized, existing and in good standing under the laws of the State of New York.

     2. The Company has all requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents.

     3. The Transaction Documents have been duly executed and delivered by the Company.

     Please also add a confirmation that, to your knowledge, there are no actions or proceedings against the Company pending or overtly threatened in writing, before any court, governmental agency or arbitrator with respect to the Business, the Programs or the transactions contemplated under the Transaction Documents.